EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

DARLING INTERNATIONAL INC.,

(Acquiror)

DG ACQUISITION CORP.,

(Merger Sub)

GRIFFIN INDUSTRIES, INC.

(Company)

and

ROBERT A. GRIFFIN

(Shareholders’ Representative)

Dated November 9, 2010

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EXHIBITS

Exhibit A	Form of Rollover Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Lease Termination Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Martom Lease A
Exhibit F	Form of Martom Lease B
Exhibit G	Form of Martom Lease C
Exhibit H	Form of Martom Lease D
Exhibit I	Form of Non-Competition Agreement
Exhibit J-1	Form of Employment Agreement (Executive – Family)
Exhibit J-2	Form of Employment Agreement (Executive – Non-Family)
Exhibit J-3	Form of Employment Agreement (Non-Executive)
Exhibit K	Form of Legal Opinion

v

SCHEDULES

Schedule 1.01(a)	Affiliate Leases
Schedule 1.01(b)	Persons with Acquiror Knowledge
Schedule 1.01(c)	Persons with Company Knowledge
Schedule 1.01(d)	Rolling Stock and Rolling Stock Owners
Schedule 1.01(e)	Rollover Shareholders and Shares
Schedule 1.01(f)	Working Capital Illustration
Schedule 6.11(a)	Employment Agreements
Schedule 6.14	Non-Company Personal Property
Schedule 6.15	Remaining Indebtedness
Schedule 6.19(a)	Hinds County Lease Property; Hinds County Transfer Property
Schedule 6.19(b)	Headquarters Property Description
Schedule 6.19(c)	Lease B Property Description
Schedule 6.19(d)	Lease C Property Description
Schedule 6.19(e)	Lease D Description
Schedule 7.02(g)	Individuals Executing Non-Competition Agreements
Schedule 7.02(h)(1)	Individuals Executing Executive Employment Agreements
Schedule 7.02(h)(2)	Individuals Executing Non-Executive Employment Agreements
Schedule 8.02(b)	Required Authorizations, Consents and Approvals
Schedule 8.02(n)	Pre-Closing Shareholder Pro Rata Shares

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated November 9, 2010, is by and among DARLING INTERNATIONAL INC., a Delaware corporation (“Acquiror”), DG ACQUISITION CORP., a Kentucky corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), GRIFFIN INDUSTRIES, INC., a Kentucky corporation (the “Company”) and ROBERT A. GRIFFIN, solely for the purpose of serving, and solely in his capacity, as the Shareholders’ Representative.

RECITALS:

A. The boards of directors of the Company, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies for the Company and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby; and

B. In connection with the Merger, the outstanding shares of the Company’s capital stock shall be converted into the right to receive the consideration described in this Agreement; and

C. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, the Company and the Rolling Stock Owners (as defined below) are entering into the Lease Termination Agreements (as defined below) of even date herewith providing for the purchase by the Company of the Rolling Stock (as defined below) immediately prior to the Closing (as defined below); and

D. Simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, Acquiror, each of the Rollover Shareholders (as defined below) and Robert A. Griffin, as Investors’ Representative, are entering into the Rollover Agreement of even date herewith in the form attached hereto as Exhibit A (the “Rollover Agreement”) providing for the exchange of certain Shares (as defined below) held by the Rollover Shareholders for shares of common stock, $0.01 par value, of Acquiror (“Acquiror Shares”) immediately prior to the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I
Definitions

Section 1.01. Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.01:

“2011 Closing Adjustment” has the meaning set forth in Section 3.07.

“Accountants” has the meaning set forth in Section 3.05(d).

“Accountants’ Fees” has the meaning set forth in Section 3.05(d).

“Accounting Principles” means GAAP consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements to the extent in accordance with GAAP.

“Acquiror” has the meaning set forth in the preamble.

“Acquiror Disclosure Letter” has the meaning set forth in the introduction to ARTICLE V.

“Acquiror Documents” has the meaning set forth in Section 5.02.

“Acquiror Shares” has the meaning set forth in Recital D.

“Acquisition Transaction” has the meaning set forth in Section 6.10.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Lease” means a Real Property Lease pursuant to which the Company or a Subsidiary leases real property from one or more Pre-Closing Shareholders or Affiliates of Pre-Closing Shareholders, including the Real Property Leases set forth on Schedule 1.01(a).

“Aggregate Merger Consideration” means (a) the Purchase Price, plus (b) Final Working Capital, minus (c) Target Working Capital, minus (d) the Escrow Amount, plus (e) the Escrow Merger Consideration.

“Aggregate Share Count” means (a) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, but including the Rollover Shares), plus (b) the aggregate number of Shares issuable upon the exercise in full of any options, warrants, calls, rights to purchase, subscriptions, conversion rights, or exchange rights or other securities convertible into or exercisable for Shares existing immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 10.09(e).

“Antitrust Division” has the meaning set forth in Section 6.05(a).

“Antitrust Laws” has the meaning set forth in Section 6.05(b).

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Balance Sheet” has the meaning set forth in Section 4.08(a).

“Balance Sheet Date” has the meaning set forth in Section 4.08(a).

“Baltimore Facility” has the meaning set forth in Section 4.11(f).

“Best Efforts” shall require using such efforts and expending such sums as are necessary to achieve the desired end; however, Acquiror shall not be required to divest assets of Acquiror or the Company or take actions or spend sums that would result in a significant negative impact on the business and/or financial condition of Acquiror or of the combined entity after the Closing.

“Book-Entry Shares” means Shares that have been issued without certificates.

“Certificate” means a share certificate representing Shares.

“Closing” has the meaning set forth in Section 8.01.

“Closing Balance Sheet” has the meaning set forth in Section 3.05(a).

“Closing Date” has the meaning set forth in Section 8.01.

“Closing Statement” has the meaning set forth in Section 3.05(a).

“Closing Working Capital” has the meaning set forth in Section 3.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Disclosure Letter” has the meaning set forth in the introduction to ARTICLE IV.

“Company Documents” has the meaning set forth in Section 4.02(a).

“Company Indemnified Parties” has the meaning set forth in Section 6.18(a).

“Company Intellectual Property” means all Intellectual Property and Technology owned, used or held for use by the Company or any Subsidiary of the Company.

“Company Permits” has the meaning set forth in Section 4.18.

“Company Property” has the meaning set forth in Section 4.11(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Constituent Corporations” has the meaning set forth in Section 2.01.

“Contract” means any contract, agreement, note, bond, mortgage, indenture, loan, instrument, deed of trust, lease, conditional sales contract, sublease, license, insurance policy, covenant, commitment or other arrangement, understanding, undertaking, commitment or obligations whether oral or written pursuant to which the Company or any Subsidiary of the Company has any rights, duties or obligations as of the date of this Agreement.

“Covered Matters” has the meaning set forth in Section 11.10(a).

“Credit Facility” means (a) that certain Amended and Restated Loan Agreement, dated as of December 31, 2006, by and between the Company, as borrower and PNC Bank, National Association, as lender and (b) the related revolving line of credit evidenced by that certain Fourth Amended and Restated Committed Line of Credit Note, dated March 19, 2009, by and between the Company, as maker, and PNC Bank, National Association, as payee.

“Debt Commitment Letter” has the meaning set forth in Section 5.06(a).

“Debt Financing” has the meaning set forth in Section 5.06(a).

“Dissenting Shareholder” has the meaning set forth in Section 3.02(a).

“Dissenting Shares” has the meaning set forth in Section 3.02(a).

“Doswell Insurance Proceeds” has the meaning set forth in Section 6.22.

“Effective Time” has the meaning set forth in Section 2.02(b).

“Employee” means any employee or director of the Company or any of its Subsidiaries.

“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

“Employment Agreements” has the meaning set forth in Section 7.02(h).

“Environmental Assessments” has the meaning set forth in Section 6.02(c).

“Environmental Law” means any federal, state or local law, statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health or the environment, including ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources in effect as of the Closing Date, but excluding any requirements that become effective after the Closing Date.

“Environmental Permit” means any Permit required by any applicable Environmental Law.

“ERISA” has the meaning set forth in Section 4.14(a).

“Escrow Agent” means PNC Bank.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit B with such reasonable modifications proposed by the Escrow Agent and mutually agreeable to the parties hereto.

“Escrow Amount” means Thirty-Three Million Six Hundred Thousand Dollars ($33,600,000).

“Escrow Fund” has the meaning set forth in Section 3.06.

“Escrow Merger Consideration” means the cash amount remaining in the Escrow Fund (including any remaining interest) after payment of (a) the Final Working Capital Shortfall pursuant to Section 3.05(b), if any, and (b) all indemnification claims for Losses of Acquiror pursuant to this Agreement.

“Escrow Reserve” has the meaning set forth in Section 10.05(a).

“Escrow Termination Date” has the meaning set forth in Section 10.01.

“Estimate Statement” has the meaning set forth in Section 3.04.

“Estimate Statement Delivery Date” has the meaning set forth in Section 3.04.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.04.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.04.

“Final Closing Balance Sheet” has the meaning set forth in Section 3.05(b).

“Final Working Capital” has the meaning set forth in Section 3.05(b).

“Final Working Capital Excess” has the meaning set forth in Section 3.05(b).

“Final Working Capital Shortfall” has the meaning set forth in Section 3.05(b).

“Financial Statements” has the meaning set forth in Section 4.08(a).

“FTC” has the meaning set forth in Section 4.06.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Governing Documents” means, with respect to a corporation or other business entity, the articles of incorporation, articles of association, articles of organization, bylaws, regulations, operating agreement, partnership agreement or other comparable governing documents of such corporation or other business entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Up” has the meaning set forth in Section 10.09(d).

“Hazardous Material” means any substance, material or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon and urea formaldehyde insulation.

“Headquarters” has the meaning set forth in Section 6.19(b).

“Hinds County Transfer Property” has the meaning set forth in Section 6.19(a).

“HSR Act” has the meaning set forth in Section 4.06.

“Increased Tax Costs” has the meaning set forth in Section 10.09(d).

“Indebtedness” of any Person means, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations (including earn-outs) of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (g) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Initial Merger Consideration Payment” means (a) the Purchase Price, plus (b) Estimated Closing Working Capital, minus (c) Target Working Capital, minus (d) the Escrow Amount.

“Initial Per Share Merger Consideration” means the quotient derived by dividing (a) the Initial Merger Consideration Payment by (b) the Aggregate Share Count, payable without interest.

“Initial Termination Date” has the meaning set forth in Section 9.01(e).

“Intellectual Property” means all intellectual property and proprietary rights of any kind and related priority rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents, patent applications and patent disclosures together with all reissues, continuations, continuations-in-part, divisionals, revisions, substitutions, extensions or reexaminations thereof and all patents issuing on any of the foregoing, (b) trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, corporate names and all other indicia of origin, together with all translations, adaptations, derivations and combinations of any of the foregoing, and all applications, registrations, renewals and extensions in connection with any of the foregoing, together with all of the goodwill associated with any of the foregoing, (c) copyrights, works of authorship and moral rights, and all applications, registrations, renewals, extensions and reversions in connection with any of the foregoing and (d) trade secrets, know-how and other confidential or proprietary information (including discoveries, concepts, ideas, research and development, inventions (whether patentable or not and whether reduced to practice or not), improvements, compositions, processes, techniques, technical data and information, procedures, methods, designs, drawings, specifications, software, algorithms, technology, formulas, customer lists, supplier lists and business and marketing plans and proposals), in each case excluding any rights in respect of any of the foregoing in this clause (d) that comprise or are protected by issued patents or published patent applications (“Trade Secrets”).

“Intellectual Property Contracts” has the meaning set forth in Section 4.13(a)(xvii).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware owned, licensed or leased by the Company or any Subsidiary.

“ITC Schedule” has the meaning set forth in Section 10.09(d).

“KBCA” has the meaning set forth in Section 2.01.

“Kentucky Dissenters’ Rights Statute” means Subtitle 13 (Dissenters’ Rights) of Kentucky Revised Statutes § 271B.

“Kentucky Law” means the Law of the Commonwealth of Kentucky.

“Knowledge of Acquiror” or “Acquiror’s Knowledge” of a particular fact or matter means the knowledge the Persons set forth on Schedule 1.01(b) have or could reasonably be expected to have acquired in the course of performance of their respective duties for Acquiror.

“Knowledge of the Company” of a particular fact or matter means the actual knowledge of the Persons set forth on Schedule 1.01(c).

“Law” means any federal, state or local law, statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Lease Termination Agreements” means those certain agreements by and between the Company and each of the Rolling Stock Owners substantially in the form attached hereto as Exhibit C, pursuant to which the Company shall purchase, acquire and accept the Rolling Stock from the applicable Rolling Stock Owner free and clear of all Liens.

“Lease Termination Payment” has the meaning set forth in Section 6.17.

“Legal Proceedings” means any judicial, administrative or arbitration actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 3.03(b).

“Liabilities” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any similar restriction or limitation.

“Losses” has the meaning set forth in Section 10.02(a).

“Martom” has the meaning set forth in Section 6.19(a).

“Martom Lease A” has the meaning set forth in Section 6.19(a).

“Martom Lease B” has the meaning set forth in Section 6.19(c).

“Martom Lease C” has the meaning set forth in Section 6.19(d).

“Martom Lease D” has the meaning set forth in Section 6.19(e).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, liabilities, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole and (b) the ability of the Company and its Subsidiaries to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby; provided, however, none of the following shall be deemed to result in or constitute a Material Adverse Effect:  (i) any event, change, circumstance or effect attributable solely to conditions affecting the industries in which the Company participates or the United States economy as a whole; (ii) any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement; or (iii) any change or event to the extent attributable solely to Acquiror or its anticipated ownership and operation of the Company’s business that impacts the Company’s revenues or relationships with its Employees, customers, suppliers or partners.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Merger” has the meaning set forth in Recital A.

“Merger Sub” has the meaning set forth in the preamble.

“Non-Competition Agreement” has the meaning set forth in Section 7.02(g).

“Non-Voting Shares” has the meaning set forth in Section 1.01 in the definition of “Shares”.

“Offering Documents” has the meaning set forth in Section 6.06(b).

“Officer’s Certificate” has the meaning set forth in Section 10.03(a).

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Owned Property” has the meaning set forth in Section 4.11(a).

“Owner” has the meaning set forth in Section 1.01 in the definition of “Subsidiary”.

“Paying Agent” has the meaning set forth in Section 3.03(a).

“Payment Fund” has the meaning set forth in Section 3.03(a).

“Per Share Adjustment Amount” means a cash amount equal to (x) the Final Working Capital Excess, divided by (y) the Aggregate Share Count.

“Per Share Merger Consideration” has the meaning set forth in Section 3.01(a).

“Permit” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Lien” means (a) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with, and to the extent required by, GAAP; and (b) mechanics’, carriers’, workers’ and repairers’ Liens that are not, individually or in the aggregate, material and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in the Company’s books and records in accordance with GAAP.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Personal Property Leases” has the meaning set forth in Section 4.12(b).

“Pre-Closing Shareholders” means the holders of Shares immediately prior to the Effective Time, including the Rollover Shareholders.

“Pro Rata Share” means, with respect to any Pre-Closing Shareholder, the quotient obtained by dividing (a) the aggregate number of all outstanding Shares (including any Rollover Shares) held by such Pre-Closing Shareholder, by (b) the Aggregate Share Count.

“Purchase Price” means (a) Eight Hundred Forty Million Dollars ($840,000,000), plus (b) the 2011 Closing Adjustment.

“Real Property Lease” has the meaning set forth in Section 4.11(a).

“Real Property Permitted Exceptions” means:

(a)           Liens for current Taxes, assessments or other claims by a Governmental Authority not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with, and to the extent required by, GAAP;

(b)           mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business conducted on any Company Property, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with, and to the extent required by, GAAP;

(c)           zoning, entitlement and other land use, building and fire, and environmental acts, codes, ordinances, laws, rules, and regulations by Governmental Authorities, and all riparian rights of others in and to any creeks, streams or bodies of water, including flowage rights;

(d)           rights to minerals of whatever kind and character, including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone, sand, gravel and other minerals, metals and ores located on, in or under each parcel of Company Property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone, sand, gravel and other minerals, metals or ores so located, which are owned by, have been granted or leased to, or have been excepted or reserved by, persons other than the Company or its Subsidiaries;

(e)           all existing public and private roads, streets and sidewalks (whether dedicated or undedicated), and all railroad lines and rights-of-way in connection therewith to the extent they would appear on an accurate survey;

(f)           encroachments, boundary line disputes, overlaps, gaps, strips and gores, access restrictions on, or lack or absence of access, prescriptive easement or adverse possession claims, persons in possession, shortages in area, drainage, slope, conservation and other easements, cemeteries and burial grounds, and other title or physical property matters that (i) do not prevent the continued use, consistent with the present use, of the affected Company Property or (ii) do not materially impair the value of the Company Property;

(g)           all electric power, telephone, cable, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, drains, drainage ditches, culverts, electric power or gas generation or cogeneration, utility, storage or transmission facilities, and all other similar facilities, improvements and structures located on, over or under any real property, and all licenses, easements, rights-of-way and other similar agreements or arrangements relating thereto granted or reserved in the ordinary course of business that would appear on an accurate survey and do not prevent the continued use, consistent with the present use, of the affected Company Property;

(h)           any matters disclosed in any title commitments or surveys obtained by Acquiror which do not prevent the continued use, consistent with the present use, of the affected Company Property;

(i)           any matters of record affecting a Company Property subject to a Real Property Lease which do not prevent the continued use, consistent with the present use, of the affected Company Property; and

(j)           all such other imperfections in title, including all charges, easements, licenses, covenants, conditions, declarations, restrictions, Liens and encumbrances that do not prevent the continued use, consistent with the present use, of the affected Company Property and that do not materially impair the value of the affected Company Property.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and among Acquiror and the Rollover Shareholders substantially in the form attached as Exhibit D.

“Related Persons” has the meaning set forth in Section 4.30.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of noncompliance with Environmental Laws.

“Representatives” has the meaning set forth in Section 6.06(b).

“Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Acquiror or Merger Sub, including financial statements prepared in accordance with GAAP, pro forma financial information, audit reports, a customary comfort letter with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor form) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Debt Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities.

“Rights” has the meaning set forth in Section 4.04.

“Rolling Stock” means the motor vehicles, other rolling stock or equipment set forth on Schedule 1.01(d) opposite the name of the applicable Rolling Stock Owner.

“Rolling Stock Owners” means the Persons set forth on Schedule 1.01(d) who own certain Rolling Stock that is leased by the Company or its Subsidiaries for use in the operation of its business.

“Rollover Agreement” has the meaning set forth in Recital D.

“Rollover Shareholders” means the Pre-Closing Shareholders listed on Schedule 1.01(e), in their capacity as holders of Rollover Shares.

“Rollover Shares” means the Shares held by the Rollover Shareholders, as set forth on Schedule 1.01(e), that will be exchanged for Acquiror Shares immediately prior to the Closing pursuant to the terms and conditions of the Rollover Agreement and, which thereafter, pursuant to the Merger and in accordance with the terms of this Agreement, shall be canceled and retired and shall cease to exist without any conversion thereof or payment therefor.

“Satisfactory Tender” has the meaning set forth in Section 3.03(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 10.09(a).

“Section 338(h)(10) Purchase Price” has the meaning set forth in Section 10.09(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” has the meaning set forth in Section 4.02(b).

“Shareholders’ Representative” has the meaning set forth in Section 10.08(a).

“Shares” means the Company’s common shares, no par value, of which certain shares are designated as common voting shares (the “Voting Shares”) and certain shares are designated common non-voting shares (the “Non-Voting Shares”).

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one (1) or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Tangible Personal Property” has the meaning set forth in Section 4.12(a).

“Target Working Capital” means Seventeen Million Six Hundred Seventy Six Thousand Dollars ($17,676,000) in Working Capital.

“Tax Contest” has the meaning set forth in Section 10.10(b).

“Taxes” means (a) all charges, fees, imposts, levies or other assessments of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS or any other Governmental Authority responsible for the administration of any Tax.

“Tax Returns” means all returns (including information returns), statements, reports, forms, declarations and other similar documents filed or required to be filed or delivered with respect to any Tax.

“Technology” means all software, works of authorship, compositions, content, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses and other similar writings and materials.

“Termination Date” has the meaning set forth in Section 9.01(e).

“Termination Fee” has the meaning set forth in Section 9.03.

“Third Party Claim” has the meaning set forth in Section 10.04.

“Trade Secrets” has the meaning set forth in Section 1.01 in the definition of “Intellectual Property”.

“Transaction Expenses” means all fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement, the Company Documents or any documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company, (b) any fees or expenses associated with obtaining the release and termination of any Liens, (c) all brokers’ or finders’ fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts and (d) all Transfer Taxes.

“Transfer Taxes” means all sales, use, transfer, stamp, documentary, real estate, registration and other similar Taxes (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means final and temporary regulations under the Code.

“Voting Shares” has the meaning set forth in Section 1.01 in the definition of “Shares”.

“WARN” has the meaning set forth in Section 4.15.

“Working Capital” means an amount equal to the Company’s (x) current assets minus (y) current liabilities, determined in accordance with the Accounting Principles but subject to certain adjustments to current assets and current liabilities as set forth on Schedule 1.01(f).  An example, for illustrative purposes only, of the calculation of Working Capital as of September 30, 2010 is set forth on Schedule 1.01(f).

ARTICLE II
The Merger

Section 2.01. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Kentucky Business Corporation Act (the “KBCA”), at the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations”), and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02. Effective Time of the Merger.

(a) Subject to the provisions of this Agreement, at the Closing, articles of merger (the “Articles of Merger”) in such mutually acceptable form as is required by the relevant provisions of the KBCA shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing on the Closing Date.

(b) The Merger shall become effective upon the due and valid filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky or at such time thereafter as is provided in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.03. Effects of the Merger.

(a) At the Effective Time (i) the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall, as of the Effective Time, be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with Kentucky Law and such articles of incorporation (except that the name of the Surviving Corporation shall be Griffin Industries, Inc.); and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with Kentucky Law (except that the name of the Surviving Corporation shall be Griffin Industries, Inc.).

(b) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Kentucky Law.  Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises, and be subject to all the liabilities, restrictions, disabilities and duties of each of the Constituent Corporations.

Section 2.04. Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall, effective as of the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, effective as of the Effective Time, become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III
Merger Consideration; Conversion of Shares

Section 3.01. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, or any shares of capital stock of Merger Sub: (i) each issued and outstanding common share of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation; (ii) any Shares that are owned by the Company shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; (iii) any Shares that are owned by Acquiror or Merger Sub (including the Rollover Shares following the closing of the transactions contemplated by the Rollover Agreement) shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (iv) each issued and outstanding Share (other than the Rollover Shares, any Shares to be cancelled in accordance with subclauses (ii) or (iii) above and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive a portion of the Aggregate Merger Consideration equal to the quotient derived by dividing (A) the Aggregate Merger Consideration by (B) the Aggregate Share Count (the “Per Share Merger Consideration”), payable without interest to the holder thereof in accordance with this Agreement.

(b) As of the Effective Time, each Share (other than the Rollover Shares, any Shares to be cancelled in accordance with Section 3.01(a)(ii) or Section 3.01(a)(iii) and any Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor, without interest, upon delivery of the Letter of Transmittal in accordance with Section 3.03.

Section 3.02. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time (“Dissenting Shares”) held by a shareholder who has properly exercised such shareholder’s right to dissent in accordance with the Kentucky Dissenters’ Rights Statute (a “Dissenting Shareholder”), shall not be converted into or represent a right to receive the Per Share Merger Consideration pursuant to Section 3.01.  At the Effective Time, (i) each holder of Dissenting Shares shall be entitled only to such rights as are granted by the Kentucky Dissenters’ Rights Statute and (ii) such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) Notwithstanding the provisions of Section 3.02(a), if any Dissenting Shareholder shall effectively withdraw or lose (through the failure to perfect or otherwise) his, her or its rights to receive payment for the fair value of such Dissenting Shareholder’s Shares under the Kentucky Dissenters’ Rights Statute, then, as of the later of the Effective Time or the occurrence of such event, such Dissenting Shareholder’s Shares (i) shall no longer be deemed Dissenting Shares and (ii) shall be treated as if they had been converted automatically into and represent only the right to receive the Per Share Merger Consideration as provided in this ARTICLE III.

(c) The Company shall give Acquiror (i) prompt notice of any demands for payment with respect to any Shares pursuant to the Kentucky Dissenters’ Rights Statute, withdrawals of such demands, and any other instruments served pursuant to the Kentucky Dissenters’ Rights Statute and received by the Company, and shall provide promptly copies of any written notice or correspondence from any putative dissenter and/or dissenter’s counsel and (ii) the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for dissenters’ rights under the Kentucky Dissenters’ Rights Statute.  The Company shall not, except with the prior written consent of Acquiror, offer to make, agree to make or make any payment with respect to any demands for dissenters’ rights with respect to Shares or offer to settle or compromise any such demands.

Section 3.03. Payment of Merger Consideration.

(a) At the Closing, Acquiror shall appoint a paying agent reasonably acceptable to the Shareholders’ Representative to act as paying agent hereunder (the “Paying Agent”) for the purpose of distributing the Initial Merger Consideration payable to the Pre-Closing Shareholders that are not Dissenting Shareholders pursuant to this

Section 3.03 and the payment, if any, pursuant to Section 3.05(g).  No later than one (1) business day following the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Pre-Closing Shareholders that are not Dissenting Shareholders in immediately available funds an amount equal to the Initial Merger Consideration Payment, minus (i) an amount equal to the Initial Per Share Merger Consideration multiplied by the number of Dissenting Shares, minus (ii) an amount equal to the Initial Per Share Merger Consideration multiplied by the number of Rollover Shares (the “Payment Fund”).  The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each Pre-Closing Shareholder: (i) a letter of transmittal (which shall be in such form as the parties hereto shall mutually agree and which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of a properly completed and validly executed letter of transmittal to the Paying Agent along with the Certificates, if applicable) (the “Letter of Transmittal”); and (ii) instructions for completing the Letter of Transmittal and effecting the surrender of the Certificates or cancellation of the Book-Entry Shares, as applicable, in exchange for payment of the Per Share Merger Consideration, without interest.  Promptly following the delivery of the Letter of Transmittal and other documents to the Paying Agent, properly completed and validly executed in accordance with the instructions thereto and, in the case of a holder of a Certificate, the surrender to the Paying Agent by such holder of his, her or its Certificates for cancellation (a “Satisfactory Tender”), the Paying Agent shall pay from the Payment Fund to such Pre-Closing Shareholder an amount equal to (x) the number of Shares (not including any Rollover Shares) held by such Pre-Closing Shareholder immediately prior to the Effective Time (including any Book-Entry Shares), multiplied by (y) the Initial Per Share Merger Consideration, and the Certificates so surrendered shall immediately be canceled and the Book-Entry Shares to which the Letter of Transmittal relates shall be canceled, as applicable.  If payment of the Initial Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or in whose name the Book-Entry Shares are registered in the books and records of the Company, as applicable, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Initial Per Share Merger Consideration to a Person other than the registered holder of such Shares or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable and, in the case of a holder of a Certificate, the Certificate so surrendered shall be properly endorsed (or accompanied by separate stock powers) and shall otherwise be in proper form for transfer.  Until a Satisfactory Tender has been made, each outstanding Certificate or Book-Entry Share that immediately prior to the Effective Time represented Shares (not including the Rollover Shares) shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Per Share Merger Consideration as contemplated by this ARTICLE III, without interest.

(c) The Paying Agent shall review each submitted Letter of Transmittal (and, as applicable, Certificate) against the books and records of the Company to verify the accuracy and completeness thereof and shall deliver to the Surviving Corporation, promptly following receipt thereof, originals of each Letter of Transmittal (and, as applicable, Certificate) delivered to the Paying Agent by the Pre-Closing Shareholders.

(d) The Initial Per Share Merger Consideration paid in respect of the Shares (not including the Rollover Shares) upon a Satisfactory Tender in accordance with the terms of this ARTICLE III, together with the Surviving Corporation’s obligation to pay any remaining amounts of the Aggregate Merger Consideration paid subsequently in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company or the Surviving Corporation.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 3.03(g), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE III.

(e) The provisions of this Section 3.03 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 3.03 shall commence on the date of loss of such status and the holder of such Shares shall be entitled to receive in exchange for such shares the Per Share Merger Consideration to which such holder is entitled pursuant hereto.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in the form required by Acquiror) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration to be paid in respect of the Shares (not including the Rollover Shares) formerly represented by such Certificate, as contemplated by this ARTICLE III.

(g) Termination of Fund.  Upon the eighteen (18) month anniversary of the Closing Date, the Paying Agent shall deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to Acquiror and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Per Share Merger Consideration that may be payable upon a Satisfactory Tender, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(i) Withholding Taxes.  Each of Acquiror, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.04. Closing Statement.  At least three (3) business days before Closing (the “Estimate Statement Delivery Date”), the Company shall cause to be prepared and delivered to Acquiror an estimated balance sheet of the Company as of the end of business on the Closing Date and prior to the consummation of the Merger (the “Estimated Closing Balance Sheet”) and a statement (the “Estimate Statement”) setting forth the Company’s good faith estimate of Working Capital derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”).  The Company shall provide Acquiror with copies of or reasonable access to such books and records as are reasonably necessary for purposes of verifying the amounts set forth in the Estimated Closing Balance Sheet and the Estimate Statement.  The Company shall use the latest available information as of the Estimate Statement Delivery Date to prepare the Estimated Closing Balance Sheet and to calculate the Estimated Closing Working Capital.  The preparation of the Estimate Statement shall be for the purpose of determining the difference between Estimated Closing Working Capital and Target Working Capital and shall be prepared in accordance with the Accounting Principles.

Section 3.05. Purchase Price Adjustment.

(a) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Acquiror shall cause the Surviving Corporation, at its expense, to retain KPMG LLP (or if KPMG LLP is unable or unwilling to accept its mandate, an independent nationally recognized accounting firm to be selected by Acquiror), who shall assist Acquiror in preparing, in accordance with the Accounting Principles, and delivering to the Shareholders’ Representative an unaudited balance sheet of the Company (the “Closing Balance Sheet”) and a closing statement (the “Closing Statement”) and a certificate based on such Closing Statement setting forth Acquiror’s calculation of Working Capital derived from the Closing Balance Sheet (“Closing Working Capital”).  The preparation of the Closing Statement shall be for the purpose of determining the difference between Estimated Closing Working Capital and Closing Working Capital and shall be prepared in accordance with the Accounting Principles.

(b) If Estimated Closing Working Capital exceeds Final Working Capital, the amount of such excess (the “Final Working Capital Shortfall”) shall be released from the Escrow Fund to Acquiror in the manner and with interest as provided in Section 3.05(f) as an adjustment to the Purchase Price.  If Final Working Capital exceeds Estimated Closing Working Capital, Acquiror shall pay to the Paying Agent, in the manner and with interest as provided in Section 3.05(f), the amount of such excess (the “Final Working Capital Excess”) as an adjustment to the Purchase Price.  “Final Closing Balance Sheet” and “Final Working Capital” mean, respectively, the Closing Balance Sheet and Closing Working Capital (i) as shown in Acquiror’s calculation delivered pursuant to Section 3.05(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.05(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Acquiror and the Company pursuant to Section 3.05(d) or (B) in the absence of such agreement, as shown in the Accountants’ calculation delivered pursuant to Section 3.05(d); provided, however, that in no event shall Final Working Capital be more than the Shareholders’ Representative’s calculation of Closing Working Capital delivered pursuant to Section 3.05(c) or less than Acquiror’s calculation of Closing Working Capital delivered pursuant to Section 3.05(a).

(c) If the Shareholders’ Representative disagrees with the amounts reflected on the Closing Balance Sheet or Acquiror’s calculation of Closing Working Capital delivered pursuant to Section 3.05(a), the Shareholders’ Representative may, within sixty (60) days after delivery of the Closing Statement, deliver a notice to Acquiror disputing such amounts reflected on the Closing Balance Sheet and/or disagreeing with such calculation of Closing Working Capital and setting forth the Shareholders’ Representative’s calculation of such amounts.  Any such notice of dispute or disagreement shall specify those items or amounts as to which the Shareholders’ Representative disagrees, and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.05(a).

(d) If a notice of disagreement shall be duly delivered pursuant to Section 3.05(c), Acquiror and Shareholders’ Representative shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the proper amounts set forth on the Closing Balance Sheet and the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Acquiror’s calculation delivered pursuant to Section 3.05(a) nor more than the amount thereof shown in Shareholders’ Representative’s calculation delivered pursuant to Section 3.05(c).  If the parties so resolve all disputes, the Closing Balance Sheet and the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Acquiror and Shareholders’ Representative are unable to reach an agreement, they shall promptly thereafter cause Ernst & Young LLP (or if Ernst & Young LLP is unable or unwilling to accept its mandate, an independent nationally recognized accounting firm to be mutually agreed upon by Acquiror and Shareholders’ Representative) (in either such case, the “Accountants”) to review this Agreement and the disputed items or amounts for the purpose of determining the proper amounts on the Closing Balance Sheet and calculating Closing Working Capital (it being understood that in making such determination and calculation, the Accountants shall be functioning as an expert and not as an arbitrator).  In making such determination and calculation, the Accountants shall consider only those items or amounts in the Closing Balance Sheet, the Closing Statement and Acquiror’s calculation of Closing Working Capital as to which Shareholders’ Representative has disagreed.  With respect to each disputed item, such determination and calculation, if not in accordance with the position of Acquiror or the Shareholders’ Representative, shall not be in excess of the higher, nor less than the lower of the amounts shown in Acquiror’s calculation delivered pursuant to Section 3.05(a) or the Shareholders’ Representative’s calculation delivered pursuant to Section 3.05(c) in respect of each such disputed item.  The Accountants shall deliver to Acquiror and Shareholders’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accountants), a report setting forth such determination and calculation, which shall set forth the Accountant’s calculation of Closing Working Capital, which shall not be less than the amount thereof shown in Acquiror’s calculation delivered pursuant to Section 3.05(a) nor more than the amount thereof shown in Shareholders’ Representative’s calculation delivered pursuant to Section 3.05(c).  Such report shall be final and binding upon Acquiror and Shareholders’ Representative on behalf of each Pre-Closing Shareholder.  The fees, costs and expenses of the Accountants’ review and report in respect hereof (the “Accountants’ Fees”) shall be borne equally by Acquiror and by the Shareholders’ Representative.  Any Accountants’ Fees payable by the Shareholders’ Representative shall be paid by a release of funds from the Escrow Fund to Acquiror, without interest.

(e) Acquiror and Shareholders’ Representative shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.05, including the making available to the extent necessary of books, records, work papers and personnel.

(f) Any payment pursuant to Section 3.05(b) shall be made within five (5) business days after Final Working Capital has been determined by wire transfer by Acquiror or the Escrow Agent, as the case may be, of immediately available funds to the account of Acquiror or the Paying Agent, as applicable, as may be designated in writing by such other party prior to such transfer.  The amount of any payment to be made pursuant to this Section 3.05 shall bear interest at One and One Half Percent (1.5%) per annum from and including the Closing Date to but excluding the date of payment.  Such interest shall be payable at the same time as the payment to which it relates.

(g) Promptly following receipt by the Paying Agent of any payment to be made to the Paying Agent pursuant to this Section 3.05, the Paying Agent shall pay to each Pre-Closing Shareholder who has made a Satisfactory Tender an amount equal to (i) the number of Shares (including any Rollover Shares) held by such Pre-Closing Shareholder immediately prior to the Effective Time (including any Book-Entry Shares), multiplied by (y) the Per Share Adjustment Amount.

Section 3.06. Escrow Fund.  On the Closing Date, Acquiror shall, for the benefit of the Pre-Closing Shareholders, deposit a cash amount equal to the Escrow Amount to an account designated by the Escrow Agent (the “Escrow Fund”), such deposit to be governed by the terms set forth herein and in the Escrow Agreement.  Until the Escrow Termination Date, the Escrow Fund shall be available solely for purposes of the purchase price adjustment pursuant to Section 3.05, to compensate Acquiror pursuant to the indemnification obligations of the Pre-Closing Shareholders in accordance with and subject to ARTICLE X and for other payments expressly identified in this Agreement as payable out of the Escrow Fund.

Section 3.07. 2011 Closing Adjustment.  The “2011 Closing Adjustment” shall equal either:

(a) Zero Dollars ($0) if:

(i) the Closing occurs on or before December 31, 2010;

(ii) (A) prior to January 1, 2011, the Company materially breaches, and does not timely cure, any covenant under Sections 6.02, 6.03, 6.04, 6.05 or 6.06 hereof, considering that for the purposes of this Section 3.07(a)(ii), time is of the essence with respect to such covenants; (B) prior to January 1, 2011, Acquiror does not materially breach any covenant under Section 6.06 hereof; and (C) the proceeds of the Debt Financing are not available in full on or before December 31, 2010 pursuant to the Debt Commitment Letter (or such other definitive agreements in respect of the terms and conditions of the Debt Commitment Letter or alternative financing pursuant to Section 6.06(a)); or

(iii) the waiting period required under the HSR Act has not expired before January 1, 2011; or

(b) Fifteen Million Dollars ($15,000,000) if none of the conditions in clauses (i), (ii) or (iii) of Section 3.07(a) are satisfied.

ARTICLE IV
Representations and Warranties of the Company

The Company represents and warrants to Acquiror and Merger Sub that, except as set forth in the disclosure letter delivered by the Company to Acquiror and Merger Sub simultaneously with the execution of this Agreement (the “Company Disclosure Letter”):

Section 4.01. Organization and Qualification.  The Company and each of its Subsidiaries are entities duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, with all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their business as it is now being conducted.  The Company and each of its Subsidiaries are duly qualified, authorized or licensed to do business and are in good standing under the laws of each jurisdiction in which they own or lease real property and each other jurisdiction where the nature of the business conducted by them or the properties owned or leased by them require qualification or authorization, except where the failure to be so qualified, authorized or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.  The Company has delivered to Acquiror true, complete and correct copies of the articles of incorporation and bylaws of the Company and the articles of incorporation or bylaws (or comparable organizational documents) of each of its Subsidiaries.

Section 4.02. Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other agreement or document contemplated to be executed and delivered by it in connection with the transactions contemplated hereby (the “Company Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on part of the Company in accordance with the provisions of the KBCA and the articles of incorporation and bylaws of the Company, as the case may be, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents.  This

Agreement, and each of the Company Documents have been, or prior to the Closing will be, duly and validly executed and delivered by the Company and each of its Subsidiaries (to the extent such Person is a party thereto) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles (collectively, the “General Enforceability Exceptions”).

(b) The affirmative vote (in person or by proxy) of the holders of a majority of the Voting Shares at a meeting of the shareholders of the Company (or written consent in lieu thereof) in favor of the adoption of this Agreement and the Merger (the “Shareholder Approval”) is the only vote, approval or consent of the holders of Shares that is necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby and such Shareholder Approval was obtained at a duly authorized meeting of the shareholders of the Company.

Section 4.03. No Violation.  Neither the execution and delivery of this Agreement or the Company Documents by the Company or any of its Subsidiaries, the performance by the Company or any of its Subsidiaries of their respective obligations hereunder or thereunder nor the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby shall: (a) violate, conflict with or result in any material breach of any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries; (b) violate, conflict with or result in a violation or material breach of, or constitute a material default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party; or (c) conflict with or violate, in any material respect, any Order, Law or material Permit applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 4.04. Capitalization of the Company.  The authorized capital stock of the Company consists of 2,201,200 Shares, 201,200 of which are Voting Shares and 2,000,000 of which are Non-Voting Shares.  At the close of business on November 5, 2010, the Company has 116,388 Voting Shares and 1,075,054 Non-Voting Shares issued and outstanding, all of which have been duly authorized, validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights.  There are no options, warrants, calls, purchase, subscription, conversion, exchange or other rights, Contracts or commitments obligating the Company to issue, sell, or otherwise cause to become outstanding any additional shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company (collectively, “Rights”).  Except as set forth in Section 4.04 of the Company Disclosure Letter, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of the Shares.  A true and correct list of the Company’s shareholders is set forth in Section 4.04 of the Company Disclosure Letter.  None of the Company’s Subsidiaries hold any Shares.  There are no outstanding contractual rights requiring payment based on the performance of the Shares, including share appreciation rights.  The Company has not issued any voting debt.

Section 4.05. Subsidiaries and Equity Investments.

(a) Section 4.05(a)(1) of the Company Disclosure Letter sets forth a true, correct and complete list of the name, jurisdiction of organization and equity owner(s) of each Subsidiary of the Company.  Except as set forth in Section 4.05(a)(2) of the Company Disclosure Letter, the Company owns all of the outstanding equity interests of each of its Subsidiaries, and the Company and its Subsidiaries have no obligation or commitment to issue equity interests in any Subsidiary to any other Person.  There are no (i) authorized or outstanding Rights relating to any of the Subsidiaries of the Company or (ii) voting trusts, proxies or other agreements or understandings to which any of the Subsidiaries of the Company is bound with respect to the voting, transfer or  other disposition of its equity interest.

(b) Except as set forth in Section 4.05(a)(1) of the Company Disclosure Letter, the Company has no Subsidiaries and does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities exercisable or exchangeable for, or convertible into capital stock of any other Person, with a fair market value in excess of $25,000 or (B) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other Person.

Section 4.06. Consents and Approvals.  Except as set forth in Section 4.06 of the Company Disclosure Letter, no filing or registration with, no notice to and no permit, authorization, consent or approval of, any Person or Governmental Authority is necessary for the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement or the Company Documents other than: (a) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including filing the Notification and Report Form with the Premerger Notification Office of the United States Federal Trade Commission (“FTC”) and the Department of Justice; (b) requirements of applicable federal and state securities laws; (c) those already obtained; or (d) consents, approvals, authorizations, permits, filings, registrations or notifications, which, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 4.07. Title to Assets; Sufficiency.  Except as set forth in Section 4.07 of the Company Disclosure Letter, (a) the Company owns and has valid title to all of its assets (other than the Company Properties and Real Property Leases, which for purposes of this sentence are covered solely by the representations set forth in Section 4.11(a)), in each case free and clear of all Liens other than Permitted Liens, and (b) the assets of the Company and its Subsidiaries and the Rolling Stock constitute all of the assets used in or held for use in the business of the Company and its Subsidiaries and are sufficient for Acquiror to conduct the business immediately after the Closing Date in substantially the same manner as it has been conducted by the Company immediately prior to the Closing Date.

Section 4.08. Financial Statements.

(a) The Company has delivered to Acquiror: (a) audited consolidated balance sheets of the Company as at December 31 for each of the years 2007 through 2009, and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, and (b) an unaudited consolidated balance sheet of the

Company as at September 30, 2010 (the “Balance Sheet”) and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flow for the nine (9) months then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  For purposes hereof, September 30, 2010 is referred to as the “Balance Sheet Date.”  Each of the Financial Statements is complete and correct in all material respects, fairly present the consolidated financial condition, results of operations, changes in shareholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Financial Statements, has been prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal recurring year-end adjustments, that, individually or in the aggregate, would not be material and the absence of notes) without modification of the accounting principles used in the preparation thereof throughout the periods presented, except as disclosed therein.

(b) The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) To the Knowledge of the Company, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls.

(d) The Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and the Company’s accountants.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.09. Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practices and none of the Company or any of its Subsidiaries has increased or extended the payment terms (i.e. days to pay) with respect to any such accounts receivable relative to past practices.  All accounts and notes receivable of the Company and its Subsidiaries reflected on the Balance Sheet represent valid obligations.  Reserves for doubtful accounts and returns were calculated in a manner consistent with past practice and in accordance with GAAP.  All accounts and notes receivable arising after the Balance Sheet Date represent valid obligations and any applicable reserves for returns or doubtful accounts were calculated in a manner consistent with past practice and in accordance with GAAP.  None of the accounts or the notes receivable of the Company or its Subsidiaries (i) are, to the Knowledge of the Company, subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase arrangement.

(b) All accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business.

Section 4.10. Inventory.  The inventories of the Company and its Subsidiaries reflected on the Balance Sheet or acquired since the Balance Sheet Date are in good and marketable condition, and are saleable in the ordinary course of business, net of any applicable reserve for excess, damaged, or other inventory not readily marketable in the ordinary course of business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP.  The inventories of the Company and its Subsidiaries set forth in the Balance Sheet were valued as set forth in Section 4.10 of the Company Disclosure Letter and were properly stated therein in accordance with GAAP.  The inventories of the Company and its Subsidiaries as of the Closing shall constitute sufficient quantities for the normal operation of business after the Closing in accordance with past practice.

Section 4.11. Real Property.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of (i) all real property owned in fee by the Company or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property leased, licensed or subleased by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby as described in the applicable Real Property Lease.  The Company and its Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens, except Real Property Permitted Exceptions.  The Owned Properties, together with all improvements thereon and easements appurtenant thereto, and the Company Properties which are subject to a Real Property Lease, include all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and its Subsidiaries.  The areas that are actively operated on a regular basis of the improvements on the Company Properties are in working order and are suitable for the purposes used, in each case in all material respects, except for repairs, maintenance and replacements necessary in the ordinary course of business.  The Company has delivered or made available to Acquiror for review true, correct and complete copies of (x) all deeds, title reports and surveys in the Company’s possession for the Owned Properties that are processing facilities actively operated on a regular basis and (y) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  The Owned Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy.

(b) The Company or a Subsidiary, as the case may be, has a valid, binding and enforceable leasehold interest or license (subject to the General Enforceability Exceptions) under each of the Real Property Leases under which it is a lessee or licensee, free and clear of all Liens other than Real Property Permitted Exceptions and any matters affecting the title of the landlord under the applicable Real Property Lease.  Each of the Real Property Leases is in full force and effect.  Neither the Company nor any Subsidiary is in material default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  Neither the Company nor any Subsidiary has received or given any notice of any default, and no party to any Affiliate Lease, or to the Knowledge of the Company, no party to any Real Property Lease (other than a party to an Affiliate Lease) is in material default thereof.  No party to any Affiliate Lease and, to the Knowledge of the Company, no party to any Real Property Lease (other than a party to an Affiliate Lease), has exercised any termination rights with respect thereto.

(c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any Subsidiary has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d) Neither the Company nor any Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(e) Except as set forth on Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any Subsidiary owns, holds, or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.  To the Knowledge of the Company, none of the Owned Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Letter, the Company has not constructed any improvements at any Company Property since January 1, 2010, except for the new bakery feed facility located in North Baltimore, Ohio (the “Baltimore Facility”), and with respect to the Baltimore Facility: (i) construction was completed and the Baltimore Facility was opened for operation in July 2010, (ii) to the Knowledge of the Company, there is no construction defect or basis for a warranty claim with respect to the Baltimore Facility, (iii) all costs of construction thereof have been paid in full.

Section 4.12. Tangible Personal Property.

(a) The Company or a Subsidiary, as the case may be, has good and marketable title to, or valid, binding and enforceable leasehold interest in, all office equipment, furniture, vehicles, machinery and equipment, tools, and other tangible personal property (collectively, “Tangible Personal Property”) owned or leased, as applicable, by the Company or any Subsidiary, free and clear of any and all Liens, other than Permitted Liens or other de minimis exceptions that would not be reasonably likely to have a Material Adverse Effect, individually or in the aggregate.  As of the Closing, the Company shall have good and marketable title to the Rolling Stock.  All items of Tangible Personal Property currently used by the Company or any Subsidiary are in working order and are suitable for the purposes used, in each case in all material respects, except for repairs, maintenance and replacements necessary in the ordinary course of business.  The Tangible Personal Property consists of substantially all tangible personal property used in the operation of the business of the Company or its Subsidiaries as currently conducted.  None of the Tangible Personal Property is subject to any Contract for its use by any Person other than the Company or its Subsidiaries.  The maintenance and operation of the Tangible Personal Property complies in all material respects with all applicable Laws.  No item of Tangible Personal Property owned or used by the Company or any of its Subsidiaries as of the date hereof is subject to any conditional sale agreement, installment sale agreement or title retention or security agreement or arrangement of any kind except to the extent such agreements or registrations are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth all leases of Tangible Personal Property (“Personal Property Leases”) involving annual payments in excess of Twenty-Five Thousand Dollars ($25,000).  Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any notice of any default and there has not occurred any event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary, as applicable, under any of the Personal Property Leases.  To the Knowledge of the Company, no other party is in material default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.  The Company has delivered to Acquiror true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

Section 4.13. Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth all of the following Contracts to which the Company is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, shareholder or Affiliate of the Company or any Subsidiary;

(ii) Contracts with any labor union or association representing any Employee;

(iii) Contracts for the sale of any of the assets of the Company or any Subsidiary or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information, except for confidentiality agreements executed in the ordinary course of business;

(v) Contracts containing covenants of the Company or any Subsidiary not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company or any Subsidiary in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, except for non-competition agreements entered into with Employees in the ordinary course of business;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract (including Contracts to purchase raw materials) which cannot be terminated by the Company on less than thirty (30) days notice without liability to the Company or any Subsidiary and which gives rise to Liabilities of the Company or a Subsidiary in excess of One Hundred Thousand Dollars ($100,000);

(ix) all Contracts in excess of One Hundred Thousand Dollars ($100,000) obligating the Company or any Subsidiary to provide or obtain products or services for a period of one (1) year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs, except for customary service agreements for fat and bone, grease traps and spent cooking oil;

(x) Contracts under which the Company or any Subsidiary has made advances or loans to any other Person, except advances to Employees in the ordinary course of business in amounts not exceeding Five Thousand Dollars ($5,000), or for travel or similar out-of-pocket business expenses;

(xi) Contracts providing for severance, retention, change in control or other similar payments;

(xii) Contracts for the employment of any individual on a full-time or part-time basis;

(xiii) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of Ten Thousand Dollars ($10,000) annually that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xiv) outstanding Contracts of guaranty or surety by the Company;

(xv) Contracts (or group of related Contracts) which involve the expenditure of more than One Hundred Thousand Dollars ($100,000) annually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or require performance by any party more than one (1) year from the date hereof;

(xvi) Contracts containing warranties for construction for any structural component of any Owned Property; and

(xvii) options or Contracts of any kind relating to any Intellectual Property or Technology (other than standard end-user license agreements entered into in the ordinary course of business and other Contracts that involve the expenditure by the Company of less than Fifty Thousand Dollars ($50,000) per year (“Intellectual Property Contracts”).

(b) Each of the Material Contracts:  (i) is in full force and effect; (ii) is the legal, valid and binding obligation of the Company or a Subsidiary, enforceable against it in accordance with its terms; (iii) to the Knowledge of the Company, is the legal, valid and binding obligation of the other parties thereto, enforceable against each of them in accordance with its terms subject to General Enforceability Conditions; and (iv) upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 4.13(b) of the Company Disclosure Letter, continue in full force and effect without penalty or other adverse consequence.  Neither the Company nor any Subsidiary, as the case may be, is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company or a Subsidiary, as the case may be, or any other party thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract.  The Company has delivered to Acquiror true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 4.14. Employee Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each written employment, severance, retention, termination, consulting or retirement contract, and each bonus or other incentive compensation, stock purchase, stock option, stock award or other equity-based compensation, or vacation plan or policy (other than any governmental program), and any related trust, as to which the Company and its Subsidiaries have any obligation or liability, contingent or otherwise (collectively, “Employee Benefit Plans”).  To the Knowledge of the Company, there are no oral Employee Benefit Plans.  Neither the Company nor any of its Subsidiaries and their respective affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six (6) years contributed or has been obligated to contribute to any “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 3(37) of ERISA.  Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the Employee Benefit Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and at the expense of the participant or the participant’s beneficiary.

(b) True, correct and complete copies of the following documents with respect to each of the Employee Benefit Plans have been provided to Acquiror by the Company:  (i) the Employee Benefit Plans and related trust documents, and amendments thereto (or if non-written, written descriptions thereof), (ii) the most recent Form 5500 and all schedules thereto, (iii) the most recent IRS determination letter, and (iv) summary plan descriptions and written communications to participants and modifications thereto.

(c) The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code and other applicable federal and state laws.  Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established and maintained, in all material respects, in accordance with Section 409A of the Code.

(d) The Employee Benefit Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of any such Employee Benefit Plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or investment of the assets of such plans (other than routine benefit claims), nor to the Knowledge of the Company are there any facts which could form the basis for any such claim or lawsuit.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any Employee, except to the extent that such Employee is also a Pre-Closing Shareholder who is entitled to receive a portion of the Aggregate Merger Consideration, (ii) increase any benefits under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Employee Benefit Plan.  The consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any of its Subsidiaries to be non-deductible (in whole or in part) under Section 280G of the Code.

Section 4.15. Employees and Labor.  None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization.  Neither the Company nor any of its Subsidiaries has recognized or entered into any contracts with any labor organization, and, to the Knowledge of the Company, there is no union organization activity involving any of the Employees, pending or threatened, nor has there been, since December 31, 2001, union representation involving any of the Employees.  Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which are likely to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  The Company and its Subsidiaries are to the Knowledge of the Company in compliance in all material respects with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

Section 4.16. Taxes.

(a) The Company and its Subsidiaries have each duly and timely filed with the appropriate Governmental Authority all of the income, sales, use, employment, excise and other Tax Returns and reports required to be filed by it as of the date hereof, and shall duly and timely file all such Tax Returns and reports as are required to be filed by it on or before the Closing Date, and all such Tax Returns and reports are and shall be accurate, true, correct and complete in all material respects.  The Company and its Subsidiaries have fully and timely paid all Taxes required to be paid by it on or prior to the date hereof, and shall fully and timely pay all Taxes required to be paid by it on or before the Closing Date.  No waiver or extension of any statute of limitations relating to Taxes has been executed or given by the Company or any of its Subsidiaries, which waiver or extension has not yet expired.  No federal Tax Return of the Company or any of its Subsidiaries is currently under audit by the IRS, no other Tax Return of the Company or any of its Subsidiaries is currently under audit by any other Taxing Authority and no consents, waivers, conventions or agreements have been filed or entered into in respect of any Tax or Taxing Authority during the past five (5) years or otherwise that will apply to the Company or any Subsidiary after the Closing Date.  Neither the Company nor any of its Subsidiaries has entered into an agreement with any Tax Authority requiring the payment of any Tax deficiency (including any interest or penalties in connection therewith), or otherwise paid any deficiency or claim for additional Taxes, during the past five (5) years.  Neither the IRS nor any other Taxing Authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

(b) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which is the Company) or (ii) has (A) any liability for the Taxes of any Persons (other than Taxes of the Company and its Subsidiaries) (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by Contract, or (4) otherwise or (B) ever been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.  Each of the Company and its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all amounts required to be so withheld and paid.  There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, except Liens for current Taxes not yet due and payable.  Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of law.  Neither the Company nor any of its Subsidiaries is subject to any private ruling of, or agreement with, any Taxing Authority.  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries have engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).  Neither the Company nor any of its Subsidiaries has had a permanent establishment or otherwise become subject to Tax in a jurisdiction other than the country of its formation and the Company has not received a claim from a Taxing Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns such that it is or may be subject to taxation by that jurisdiction other than the jurisdiction of its incorporation.  Commencing on January 1, 1982, the Company has been, and at all times up to and including the Closing Date will be, a validly electing “S” corporation for federal income tax purposes and, for purposes of each jurisdiction in which the Company is required to file a Tax Return.  Since its inception, Craig Protein Division, Inc. has been, and at all times up to and including the Closing Date will be, a validly electing Qualified Subchapter S Subsidiary, within the meaning of Section 1361(b)(3) of the Code.  Since its inception, Agro Griffin Industries de Mexico has been and at all times up to and including the Closing Date will be, an entity disregarded from its owner for United States federal income tax purposes.  Neither the Company nor any of its Subsidiaries have potential liability for any Tax under Section 1374 of the Code.  Neither the Company nor any of its Subsidiaries is, has been or, at any time up to the Closing Date, will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.17. Litigation.  Except as set forth in Section 4.17 of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, pending or threatened against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company or any Subsidiary), or to which the Company or any Subsidiary is otherwise a party, before any Governmental Authority.  Except as set forth in Section 4.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary is subject to any Order, settlement agreement or stipulation and neither the Company nor any Subsidiary is in breach or violation of any Order, settlement agreement or stipulation.  Except as set forth in Section 4.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or to which the Company or any Subsidiary is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.

Section 4.18. Permits.  Section 4.18 of the Company Disclosure Letter contains a list of all material local wastewater discharge and land use entitlement, and all material federal and state, Permits, licenses or other governmental authorizations which to the Knowledge of the Company are required for the operation of the business of the Company and its Subsidiaries as presently conducted (“Company Permits”).  The Company and its Subsidiaries currently have all material Permits which to the Knowledge of the Company are required for the operation of its business as presently conducted.  All such Company Permits are in full force and effect and shall remain in full force and effect according to their respective terms notwithstanding the closing of the transactions contemplated hereby.  Neither the Company nor any Subsidiary is in material default or violation, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit.  There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any of the Company Permits.  Except as set forth in Section 4.06 of the Company Disclosure Letter, to the Knowledge of the Company none of the Company Permits will be impaired by the consummation of the transactions contemplated by this Agreement.

Section 4.19. Compliance with Law.  To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all Laws applicable to their formation, business, properties and operations.  The Company and its Subsidiaries have not received any written notice of any investigation or review by any Governmental Authority in respect of the Company or its Subsidiaries that is pending or threatened and, to the Knowledge of the Company, no such investigation or review is pending or threatened, nor has any Governmental Authority expressed an intention in a writing received by the Company or its Subsidiaries to conduct the same.  This Section 4.19 does not include matters under Environmental Laws, which are addressed in Section 4.20.

Section 4.20. Environmental Matters.

(a) Except as set forth in Section 4.20(a) of the Company Disclosure Letter and except for conditions that would not reasonably be expected to result in the Company incurring Liabilities under Environmental Laws in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate:

(i) each of the Company and its Subsidiaries is and, since December 31, 2005 has been, in material compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and materially complying with all required Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions regarding the Company’s operations currently exist that would be reasonably expected to adversely affect such continued compliance with requirements under Environmental Laws and current Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with requirements under Environmental Laws and current Environmental Permits;

(ii) there are no private or governmental claims, citations, suits, notices of violation or letters pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary by any Governmental Authority, or by any other Person, for the impairment or diminution of, or damage or injury to, or other adverse impact on, the environment or public health;

(iii) to the Knowledge of the Company (for clarity, this excludes Knowledge of the Company that it arranged for the disposal or treatment of Hazardous Materials at any property not currently or formerly owned or operated by the Company or any Subsidiary), no facts, circumstances or conditions exist with respect to the Company or any Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Subsidiary or any property to which the Company or any Subsidiary arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any Subsidiary incurring unbudgeted Liabilities under Environmental Law; and

(iv) neither the Company nor any Subsidiary is the subject of any outstanding written order or settlement agreement with any Governmental Authority or Person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter, to the Knowledge of the Company, the transactions contemplated hereunder do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any Subsidiary under applicable Environmental Laws, including any under the Indiana Responsible Party Transfer Law (Indiana Code 13-25-3).

(c) The Company has made available to Acquiror all material non-privileged environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of the Company or non-privileged material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of the Company; provided, with respect to privileged documents of the kind described herein, the Company has notified Acquiror of the nature and type of such privileged document.

Section 4.21. Intellectual Property.

(a) Either the Company or a Subsidiary exclusively owns or otherwise possesses sufficient legal rights to use and otherwise exploit all Company Intellectual Property necessary for its business, free and clear of all Liens.  To the Knowledge of the Company, neither the conduct of the business of the Company or its Subsidiaries (including the making, having made, use, offer for sale, sale, import, export, performance and other exploitation of any products or services of the Company) nor any Company Intellectual Property (or the use, practice or exploitation of any such Company Intellectual Property) conflicts with, infringes, constitutes or results from a misappropriation of or violates any rights (including any Intellectual Property rights) of any Person.  There are no pending claims, and during the six (6) year period prior to the date hereof, neither the Company nor any Subsidiary has received any communications, (i) alleging that the Company or a Subsidiary has infringed, misappropriated or violated or, by conducting its business, would infringe, misappropriate or violate, any Intellectual Property of any other Person or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.  To the Knowledge of the Company, no Employee, contractor or consultant of the Company or any Subsidiary is obligated under any Contract, or subject to any Order, that would interfere with the use of such Employee’s, contractor’s or consultant’s Best

Efforts to promote the interest of the Company or a Subsidiary, as applicable, or that would conflict with the Company’s or a Subsidiary’s business.  Section 4.21(a)(1) of the Company Disclosure Letter sets forth a listing of all issuances and registrations, and applications for issuance or registration, for any patent, trademark, service mark, copyright and Internet domain name owned, filed or applied for by the Company or any Subsidiary, including the record owner, jurisdiction, number and date of each such issuance, registration and application.  Except as set forth in Section 4.21(a)(2) of the Company Disclosure Letter, all necessary fees and filings in connection with any issuances or registrations, or applications for issuance or registration, for any patent, trademark, service mark, copyright and Internet domain name owned, filed or applied for by the Company or any Subsidiary have been timely paid to or timely filed with the relevant Governmental Authorities and domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issuances, registrations and applications in full force and effect.

(b) To the Knowledge of the Company, none of the Company Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary is being infringed, misappropriated or violated by any Person.  During the six (6) year period prior to the date hereof, neither the Company nor any Subsidiary has made any communications alleging that any Person is infringing, misappropriating or violating any Company Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary.

(c) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets of the Company or any Subsidiary, all other material confidential information of the Company or any Subsidiary and all confidential information of any Person to whom the Company or any Subsidiary has a confidentiality obligation.  The Company and its Subsidiaries have established privacy compliance policies and are in compliance with, and have been in compliance with for the five (5) year period prior to the date hereof, privacy policies and any Laws relating to personal identifiable information.

(d) All issuances and current registrations for any patent, trademark, service mark, copyright or Internet domain name owned by the Company or any Subsidiary and, to the Knowledge of the Company, all other Company Intellectual Property owned by the Company or a Subsidiary are valid and enforceable.  To the Knowledge of the Company, the Company Intellectual Property owned by or licensed to the Company or a Subsidiary constitutes all Intellectual Property and Technology necessary and sufficient for the Company and its Subsidiaries to conduct its business as currently conducted.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any Subsidiary to own, use, sell, license or exploit any Company Intellectual Property.  Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Company or any Subsidiary, or, to the Knowledge of the Company, any other Person, to any Person of any ownership interest, license, right or protection from any Legal Proceeding with respect to any Company Intellectual Property pursuant to any Contract to which the Company or a Subsidiary is a party or by which any assets or properties of the Company or any Subsidiary are bound.

(e) The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Company’s and its Subsidiaries’ business as currently conducted.  The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality, integrity and security of the IT Systems and any software, data or information stored thereon.  During the three (3) year period prior to the date hereof, (i) no error or fault has occurred with respect to any of the IT Systems that has resulted in a material interruption to the operations of the Company and (ii) to the Knowledge of the Company, there has been no unauthorized use of or access to any of the IT Systems (or any software, data or information stored thereon).  The Company and its Subsidiaries have reasonable back-up and disaster recovery arrangements in the event of a failure of any of the IT Systems that are in accordance with standard industry practice.

Section 4.22. Brokers’ Fees and Commissions.  Except for Harris Williams & Co., whose fees shall be paid by the Company prior to Closing, none of the Company, any of its Subsidiaries or any of its or their respective directors, officers, Employees or agents has employed any investment banker, broker, financial advisor, finder or other Person to which any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Company Documents is entitled.

Section 4.23. Absence of Undisclosed Liabilities.  Except for matters relating to the transactions contemplated by this Agreement or the Company Documents, neither the Company nor any Subsidiary has any Liabilities or Indebtedness (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), other than those (a) specifically reflected in, reserved against or otherwise described in the Balance Sheet in accordance with GAAP; (b) arising after the Balance Sheet Date in the ordinary course of business; (c) which are not, individually or in the aggregate, material to the Company or its Subsidiaries; or (d) disclosed in Section 4.23 of the Company Disclosure Letter.

Section 4.24. Absence of Certain Changes.  Except as disclosed in Section 4.24 of the Company Disclosure Letter and except for matters relating to the transactions contemplated by this Agreement or the Company Documents, since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business and operations in the ordinary course and consistent with past practices and (a) there has not been any event, change, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect and (b) neither the Company nor any Subsidiary has taken any action that, if Section 6.01 had applied during the period beginning on the Balance Sheet Date and ending on the date of this Agreement, would have constituted a breach thereof.

Section 4.25. Customers and Suppliers.

(a) Section 4.25 of the Company Disclosure Letter sets forth a list of the ten (10) largest raw material customers and the ten (10) largest end-user customers of the Company and its Subsidiaries taken as a whole by rendering or bakery processing facility, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended 2008 and 2009 and the nine (9) months ended September 30, 2010, showing the approximate total sales by the Company or its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier during such periods.

(b) Since the Balance Sheet Date, no customer or supplier listed in Section 4.25 of the Company Disclosure Letter has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company and its Subsidiaries and no customer or supplier listed in Section 4.25 of the Company Disclosure Letter has notified the Company or any Subsidiary that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any Subsidiary.

Section 4.26. Product Warranty; Product Liability.

(a) Except as set forth in Section 4.26(a) of the Company Disclosure Letter, the products produced, sold or delivered by the Company or any Subsidiary in conducting its business have been in conformity with all product specifications required by the applicable Contract and all applicable Laws.  To the Knowledge of the Company, neither the Company nor any Subsidiary has any material Liability for damages in connection therewith or any other customer or product obligations.

(b) Except as set forth in Section 4.26(b) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of the Company or any Subsidiary.  To the Knowledge of the Company, neither the Company nor any Subsidiary has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any Subsidiary with respect to products produced or delivered, sold or installed or services rendered by or on behalf of the Company or any Subsidiary.

Section 4.27. Bank Accounts; Powers of Attorney.  Section 4.27 of the Company Disclosure Letter contains a complete and correct list of (a) the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth in Section 4.27 of the Company Disclosure Letter, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

Section 4.28. Books and Records.

(a) True and correct copies of the Company’s minute books and stock, option and warrant transfer books have been provided to Acquiror.  The stock transfer books accurately reflect all transactions in shares of the Company’s capital stock.

(b) True and correct copies of the minute books and equity transfer books of each Subsidiary have been provided to Acquiror.  The equity transfer books of each Subsidiary accurately reflect all transactions in equity interests issued by such Subsidiary.

(c) All books, records and accounts of the Company and its Subsidiaries are made and kept in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of its assets.  The Company’s and its Subsidiaries’ records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of the Company and its accountants.

Section 4.29. Insurance.  Section 4.29 of the Company Disclosure Letter sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company or any of its Subsidiaries with respect to its business or its officers and directors.  Complete and correct copies of each such policies have been provided to Acquiror.  All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy.  All premiums due thereon have been paid or are being paid in a timely manner.  There are no pending or, to the Knowledge of the Company, threatened claims or losses that have been filed, or that the Company or any Subsidiary proposes to file, under any of such insurance policies.

Section 4.30. Related Party Transactions.  Except as set forth in Section 4.30 of the Company Disclosure Letter, no Employee, officer, shareholder or member of the board of directors of the Company, any member of his or her immediate family or any of their respective Affiliates (excluding the Company and its Subsidiaries) (“Related Persons”) (i) owes any amount to the Company or any Subsidiary nor does the Company or any Subsidiary owe any amount (other than compensation for services rendered as an employee of the Company in such capacity and for advances in the ordinary course of business in amounts not exceeding Two Thousand Five Hundred Dollars ($2,500), or for travel or similar out-of-pocket business expenses) to, or has the Company or any Subsidiary committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any Subsidiary (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by or subject to any Contract with the Company or any Subsidiary, (iv) to the Knowledge of the Company, has any claim or cause of action against the Company or any Subsidiary or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, Employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company and its Subsidiaries.

Section 4.31. Certain Payments.  Except to the extent allowed by applicable Law, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, Employee, or other Person associated with or purportedly acting on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not be recorded in the books and records of the Company.

Section 4.32. Disclaimer.  Notwithstanding any statement to the contrary herein or elsewhere, neither the Company nor any Subsidiary makes any representation or warranty to Acquiror except as specifically made in this Agreement.  In particular, the Company makes no representation or warranty to Acquiror with respect to: (a) the information set forth in the Confidential Information Memorandum distributed by Harris Williams & Co. in connection with the transactions contemplated hereby; or (b) any financial projection or forecast relating to the Company.  With respect to any such projection or forecast delivered by or on behalf of the Company to Acquiror, Acquiror acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) it shall have no claim against the Company or the Pre-Closing Shareholders with respect thereto.

ARTICLE V
Representations and Warranties of Acquiror and Merger Sub

Acquiror and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure letter delivered by Acquiror and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Acquiror Disclosure Letter”):

Section 5.01. Organization and Qualification.  Each of Acquiror and Merger Sub are entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, with all requisite corporate power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted.  The authorized capital stock of Merger Sub consists of One Thousand (1,000) common shares, all of which have been duly authorized and validly issued and are outstanding, duly paid and nonassessable and owned by Acquiror free and clear of all Liens other than Permitted Liens.

Section 5.02. Authorization.  Each of Acquiror and Merger Sub has full power and authority to execute and deliver this Agreement, and each other agreement or document contemplated to be executed and delivered by it in connection with the transactions contemplated hereby (the “Acquiror Documents”) and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Acquiror and Merger Sub of this Agreement and the Acquiror Documents to which each is a party, and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on part of each of Acquiror and Merger Sub in accordance with the provisions of the Delaware General Corporation Law and the KBCA, respectively, and the certificate or articles of incorporation and bylaws of each of Acquiror and Merger Sub, as the case may be, and no corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize the execution and delivery of this Agreement, the Acquiror Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the Acquiror Documents contemplated by this Agreement to be executed and delivered prior to, or simultaneously with, the execution of this Agreement, has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against it in accordance with their respective terms, subject to General Enforceability Exceptions.

Section 5.03. No Violation.  Neither the execution and delivery of this Agreement or the Acquiror Documents by Acquiror and Merger Sub and the performance by Acquiror and Merger Sub of their respective obligations hereunder or thereunder nor the consummation by Acquiror and Merger Sub of the transactions contemplated hereby or thereby shall: (a) violate, conflict with or result in any material breach of any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Acquiror or Merger Sub; (b) violate, conflict with or result in a violation or material breach of, or constitute a material default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any Contract to which Acquiror or Merger Sub is a party; or (c) conflict with or violate, in any material respect, any Order, Law or material Permit applicable to Acquiror or Merger Sub or any of their respective properties or assets.

Section 5.04. Consents and Approvals.  Except as set forth in Section 5.04 of the Acquiror Disclosure Letter, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement or the Acquiror Documents other than (a) compliance with the HSR Act, including filing the Notification and Report Form with the Premerger Notification Office of FTC; (b) requirements of federal and state securities laws; and (c) consents, approvals, authorizations, permits, filings, registrations or notifications which are immaterial.

Section 5.05. Brokers’ Fees and Commissions.  Except as set forth in Section 5.05 of the Acquiror Disclosure Letter, which fees shall be paid by Acquiror, none of Acquiror, Merger Sub or any of their directors, officers, employees or agents has employed any investment banker, broker, financial advisor, finder or other Person to which any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Acquiror Documents is entitled.

Section 5.06. Financing.

(a) Acquiror has furnished to the Company true and complete copies of an executed commitment letter, dated as of the date hereof, from the financial institutions identified therein (as the same may be amended, modified, supplemented, replaced or superseded, and together with any side letters, the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions of which, the lender parties thereto have committed to lend the amounts set forth therein to Acquiror for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto to provide the Debt Financing subject only to the satisfaction or waiver of the conditions in the Debt Commitment Letter, except as enforceability may be limited by General Enforceability Exceptions.  Acquiror has no reason to believe that it or, to the Knowledge of Acquiror, any other party to the Debt Commitment Letter will be unable to satisfy any term of the Debt Commitment Letter.  Assuming no breach or default by the Company under this Agreement (and cooperation and assistance by the Company as provided herein) and based upon Acquiror’s Knowledge of facts and events as of the date of this Agreement, Acquiror is not aware of the existence of any event which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Debt Commitment Letter.  Acquiror has fully paid, or caused to be fully paid, any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.  As of the Closing Date, subject to the terms and conditions of the Debt Commitment Letter, this Agreement and the consummation of the transactions contemplated by the Rollover Agreement, the aggregate proceeds from the Debt Financing (including after giving effect to the exercise of any or all “market flex” provisions related hereto) constitute all of the financing required to be provided by Acquiror, and are sufficient, if funded, for the satisfaction of all of Acquiror’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses, including any refinancing of Indebtedness of Acquiror.  The Debt Commitment Letter contains all of the conditions precedent to the funding obligations of the parties thereunder to make the Debt Financing available to Acquiror on the terms and subject to the conditions therein.

ARTICLE VI
Covenants

Section 6.01. Conduct of Business of the Company Prior to the Closing.

(a) Except as expressly contemplated by this Agreement or with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof to the Closing, the Company shall, and shall cause its Subsidiaries to:

(i) conduct its respective businesses and operations in the ordinary course of business consistent with past practice;

(ii) preserve the present business operations, organization (including using commercially reasonable efforts to retain the services of the Company’s officers and employees) and goodwill of the Company and its Subsidiaries;

(iii) use commercially reasonably efforts to maintain relationships with customers, suppliers, distributors and other Persons having business dealings with the Company and its Subsidiaries;

(iv) use commercially reasonable efforts to maintain (A) all of the assets and properties of, or used by, the Company and its Subsidiaries consistent with past practice, and (B) insurance upon all of the assets and properties of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(v) (A) maintain the books, accounts and records of the Company and its Subsidiaries in the ordinary course of business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and its Subsidiaries;

(vi) comply with all applicable Laws; and

(vii) take any steps necessary prior to the Closing to renew all Permits in a timely manner prior to their lapse.

(b) Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company shall not take any of the following actions, prior to the Closing, without the prior written consent of Acquiror:

(i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, pledge or encumbrance of any shares of capital stock, voting securities or equity interests of any class or interests, or securities convertible directly or indirectly into any such shares of capital stock or interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock, voting securities or equity interests to acquire any such shares or interests or other convertible securities;

(ii) redeem, purchase or otherwise acquire any Shares;

(iii) split, combine, subdivide or reclassify any Shares;

(iv) propose or adopt any amendment to the articles of incorporation or bylaws of the Company or the articles of incorporation or bylaws (or comparable organizational documents, or constituent documents, as applicable) of any of its Subsidiaries;

(v) incur or assume any Indebtedness (except in the ordinary course of business consistent with past practices) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(vi) (A) except for sales of inventory in the ordinary course of business, sell, assign, license, transfer, convey, lease or otherwise dispose of any of its material property or assets (including Intellectual Property and Technology) or (B) mortgage or encumber any of its material property or assets (including Intellectual Property and Technology);

(vii) (A) enter into or agree to enter into any merger or consolidation with any Person, engage in any new business or invest in, make a capital contribution to, or otherwise acquire the securities of any Person or (B) enter into or agree to enter into any other material Contracts not made in the ordinary course of business;

(viii) (A) except in the ordinary course of business consistent with past practices, increase the salary or other compensation of any Employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any Employee or group of Employees or otherwise materially modify or materially amend or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, special pay, individual consulting, non-competition or similar agreement or arrangement with any Employee (or materially amend any such agreement to which the Company is a party);

(ix) except as otherwise permitted by Section 6.13, declare, set aside or pay any dividend or other distribution in respect of the Shares;

(x) cancel or compromise any debt or claim, or waive or release any material right of the Company or any Subsidiary except in the ordinary course of business;

(xi) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any employee;

(xii) introduce any material change with respect to the operation of the business of the Company and its Subsidiaries, including any material change in the types, nature, composition or quality of products or services, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

(xiii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the business of the Company and its Subsidiaries, or the ability of Acquiror or Merger Sub, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Person;

(xiv) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property Contracts, other than in the ordinary course of business or (B) Permit;

(xv) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xvi) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than One Hundred Thousand Dollars ($100,000);

(xvii) materially change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xviii) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xix) make, change or revoke any material Tax election, settle or compromise any material Tax claim, file any amendment to a Tax Return that may increase the Tax liability of the Company in a material amount after the Closing, surrender any material claim for a refund of Taxes or file any Tax Return other than one prepared in accordance with past practice and in compliance with Law;

(xx) except in the ordinary course of business or with respect to capital projects approved by the Company and disclosed to Acquiror prior to the date hereof, enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding Two Hundred Fifty Thousand Dollars ($250,000); or

(xxi) agree to take any of the foregoing actions.

Section 6.02. Access to Information.

(a) Between the date of this Agreement and the Closing Date, consistent with applicable Antitrust Laws, upon reasonable notice and at reasonable times without unreasonable disruption to the businesses of the Company, the Company shall give Acquiror and its accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, prompt access to all properties, offices and other facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), and to all non-privileged books, records, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “management letters” from such accountants), Contracts and commitments of the Company as Acquiror shall reasonably request in connection with the transactions contemplated herein and shall permit Acquiror to make, and shall fully cooperate with regard to, such inspections as Acquiror and its financing sources may reasonably require and shall cause its officers to promptly furnish Acquiror and its financing sources such non-privileged information concerning the Company’s and its Subsidiaries’ businesses, properties and personnel as Acquiror shall reasonably request in connection with the transactions contemplated herein and to discuss matters involving the operations and business of the Company and its Subsidiaries with representatives of Acquiror and its prospective lenders or placement agents and other financial sources.

(b) Prior to the Closing, the Company shall generally keep Acquiror informed as to all material matters involving the operations and business of the Company.  All nonpublic information provided to, or obtained by, Acquiror in connection with the transactions contemplated hereby (including information obtained during the Environmental Assessments) shall be “Confidential Information” for purposes of the Confidentiality Agreement between Acquiror and the Company, dated as of May 17, 2010 (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Acquiror and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Debt Financing.  Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law.

(c) The Company shall permit Acquiror and Acquiror’s environmental consultant to conduct such investigations (including investigations known as “Phase I” environmental site assessments and, only if mutually agreed to by the Company and Acquiror, “Phase II” environmental site assessments) of the environmental conditions of any real property currently owned, operated or leased by or for the Company and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Acquiror, in its reasonable discretion, shall deem necessary or prudent (the “Environmental Assessments”). The Environmental Assessments shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in a safe manner and in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company.  At the request of an officer of the Company, Acquiror shall promptly furnish the Company copies of any final, non-privileged reports prepared by Acquiror’s environmental consultant from the information obtained by Acquiror or its representatives relating to the Environmental Assessments.  All Environmental Assessments shall be at Acquiror’s sole expense.  Acquiror and its representatives shall enter the properties only on days and at times specifically permitted by the Company, it being understood that the Company’s express authorization shall be necessary (and not unreasonably withheld) for each entry onto any properties, and Acquiror shall permit a representative or agent of the Company to observe all activities of  Acquiror or its representatives.  Acquiror shall indemnify, defend and hold the Company and its shareholders, employees and representatives harmless from and against all Losses or Liabilities related to or arising from the performance of such Environmental Assessments or any other activities conducted on the properties by Acquiror or its representatives.  Acquiror shall promptly restore any property to substantially its prior condition if changed in any material respect due to any physical inspections or tests performed by or on behalf of Acquiror.  The obligations of Acquiror in the immediately two preceding sentences shall survive the termination of this Agreement for any reason.

Section 6.03. Commercially Reasonable Efforts.  Subject to, and not in limitation of, Section 6.05 and Section 6.06 and the other terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate, proper or advisable under applicable Laws and regulations to satisfy at the earliest practicable date the conditions set forth in ARTICLE VII and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the parties to this Agreement shall take all such necessary action.

Section 6.04. Consents.  The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate the transactions contemplated by this Agreement or to operate the businesses of the Company and its Subsidiaries following the Closing (including those consents set forth on Schedule 8.02(b)), and the consents, waivers, approvals and notices referred to in Section 4.06 hereof (except for such matters covered by Section 6.05, which are addressed in that Section).  All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Acquiror, and executed counterparts of such consents, waivers and approvals shall be delivered to Acquiror promptly after receipt thereof, and copies of such notices shall be delivered to Acquiror promptly after making requests therefor.

Section 6.05. Regulatory Approvals.

(a) Each of Acquiror and the Company shall use its Best Efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction.  Acquiror shall be responsible for all filing fees and legal and other expenses, including those of the Company associated with the required filings under the HSR Act; provided, however, in the event of a second request by the FTC, the Antitrust Division or any other Governmental Authority in respect of such filings, all expenses incurred in connection with responding to such requests shall be borne by the party incurring such expenses.  Each such party shall use its Best Efforts to furnish to each other in a timely manner all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.05, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.

(b)           Each of Acquiror and the Company shall use its Best Efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, the Company and Acquiror shall use their Best Efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, unless, by mutual agreement, Acquiror and the Company decide that litigation is not in their respective best interests.  Each of Acquiror and the Company shall use its Best Efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other

Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary provided herein, neither Acquiror or the Company nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 6.05, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel, accountants and other advisors and experts), (ii) to commence litigation (as opposed to defend litigation), or (iii) to waive any of the conditions to this Agreement set forth in ARTICLE VII.

Section 6.06. Acquiror Financing.

(a) Acquiror shall, between the date hereof and the Closing, use its Best Efforts to take, or cause to be taken, all actions and use its Best Efforts to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Debt Commitment Letter, and to satisfy the conditions to obtaining the Debt Financing set forth therein that are within Acquiror’s control, (ii) enter into a definitive agreement with respect to the Debt Financing so that such agreement is in effect as promptly as practicable on the terms and conditions contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on other terms acceptable to Acquiror and its lenders, (iii) satisfy on a timely basis all conditions applicable to Acquiror or Merger Sub in such definitive agreements that are within their control, (iv) consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter or on other terms acceptable to Acquiror and its lenders and (v) draw a sufficient amount of the Debt Financing to consummate the transactions contemplated hereby as soon as it is available.  If, notwithstanding the use of Best Efforts by Acquiror, any portion of the Debt Financing expires, is terminated or otherwise becomes unavailable prior to the Closing, in whole or in part, for any reason, Acquiror shall (x) promptly notify the Company of such expiration, termination or other unavailability and the reasons therefor and (y) use its Best Efforts to arrange for alternative financing to replace the Debt Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount, together with other funding sources, that is required to consummate the transactions contemplated hereby, including using Best Efforts to enter into definitive agreements with respect thereto; provided, that Acquiror and Merger Sub shall not be required to arrange or agree to any such alternative financing on terms which are materially less favorable to those set forth in the Debt Commitment Letter (as reasonably determined by Acquiror).  Acquiror shall keep the Company reasonably informed of the status of, and any material developments relating to, Acquiror’s efforts to arrange the Debt Financing (or any replacement thereof).

(b) The Company shall use commercially reasonable efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, advisors, accountants, consultants, agents, Affiliates and other representatives (collectively, “Representatives”) to provide, all necessary or customary cooperation (including prompt and timely responses) reasonably requested by Acquiror or Merger Sub in connection with the Debt Financing (or any amendments, modifications or replacement thereof) and the other transactions contemplated by this Agreement, including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, confidential information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the Debt Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing Acquiror and Merger Sub and their financing sources as promptly as practicable with all Required Information and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Acquiror or Merger Sub (including execution of customary authorization and management representation letters and certificates in connection with the Offering Documents and the Required Information), (iii) assisting in the preparation for and participating in a reasonable number of meetings, presentations, road shows and other marketing presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and Acquiror’s and Merger Sub’s financing sources and potential lenders and investors in the Debt Financing, and obtaining any corporate and credit ratings from rating agencies contemplated by the Debt Commitment Letter, (iv) obtaining accountant’s comfort letters and consents from the Company’s independent auditors, (v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Acquiror or Merger Sub, (vi) facilitating the pledging of collateral for the Debt Financing, including taking commercially reasonable actions necessary to permit the financing sources of the Debt Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Debt Financing, (vii) using commercially reasonable efforts to ensure that the financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (viii) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Acquiror or Merger Sub in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, surveys, title insurance and landlord consents, waivers and access agreements and (ix) facilitating the consummation of the Debt Financing, including cooperating with Acquiror and Merger Sub to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Acquiror or Merger Sub to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.  The Company’s obligations set forth in this Section 6.06(b) shall also include commercially reasonable efforts to obtain (and assist in obtaining) in a timely manner appraisals, surveys, engineering reports, environmental and other inspections, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Acquiror; provided, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.  Acquiror shall promptly, upon written request by the Shareholders’ Representative, reimburse the Shareholders’ Representative for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of counsel for the Company and its Subsidiaries) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06(b).

(c) The Company agrees that it shall inform Acquiror if, to the Knowledge of the Company, any information regarding the Company in the Offering Documents would cause the Offering Documents to be materially misleading; provided, however, that the Company shall have no affirmative obligation to review the Offering Documents for such information.

(d) Notwithstanding anything to the contrary in this Agreement, the obligations of the Company under Section 6.06(b) shall be deemed satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s material breach of such obligations.  None of the Pre-Closing Shareholders or any of their respective Representatives shall have any obligations under Section 6.06(b) following the Closing. All non-public information provided to prospective lenders and investors shall remain subject to the Confidentiality Agreement except to the extent (i) disclosure is necessary and customary in connection with obtaining the Debt Financing or (ii) any such lender or investor has entered into a confidentiality agreement with the Company, in which case the terms and conditions of such confidentiality agreement shall govern in respect of such lender or investor.

Section 6.07. Public Announcements.  The parties shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld, conditioned or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law or by any stock exchange regulations; provided, however, that each party shall give prior notice to the other parties of the content and timing of any such press release or other public statement required by applicable Law or by obligations pursuant to any stock exchange regulations.

Section 6.08. Disclosure Supplements.  From time to time prior to the Closing, as soon as practicable after discovery thereof, the Company shall supplement or amend the Company Disclosure Letter delivered in accordance with ARTICLE IV in respect of any failure of any representation or warranty of the Company set forth in this Agreement to be true and correct, including as a result of any event occurring after the date hereof.  If the Closing occurs, Acquiror waives any right or claim it may otherwise have or have had on account of any matter so disclosed in such supplement or amendment; provided, that such supplements or amendments shall not be deemed to qualify the representations and warranties with respect to the closing conditions set forth in ARTICLE VII.

Section 6.09. No Implied Representations or Warranties.  Acquiror hereby acknowledges and agrees that the Company is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Company explicitly set forth in this Agreement, the Company Disclosure Letter, or any certificate contemplated hereby and delivered by the Company in connection herewith.  Subject to the foregoing, the assets and business of the Company being acquired by Acquiror at the Closing as a result of this Agreement and the transactions contemplated hereby shall be acquired by Acquiror on an “as is, where is” basis and in their then present condition, and Acquiror shall rely solely upon its own examination thereof.  In any event, except as explicitly set forth herein, neither the Company nor any of its officers, directors, employees, affiliates or representatives has made or is making any representation, express or implied, as to the value of any asset or business of the Company, or the future prospects of the Company, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the Tangible Personal Property of the Company, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent.

Section 6.10. No Solicitation by the Company; Etc.  Neither the Company, any of its Subsidiaries nor any of their Representatives shall, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of its Subsidiaries or any capital stock or other ownership interests of the Company or any of its Subsidiaries (an “Acquisition Transaction”) other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company and its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Section 6.11. Employee Matters.

(a) On and after the Closing Date, Acquiror shall cause the Company to promptly and in good faith honor all existing employment, severance, retention, termination, consulting and retirement agreements set forth on Schedule 6.11(a).

(b) On and after the Closing Date, Acquiror shall cause the Company to continue to maintain with the same terms as in effect immediately prior to the Closing Date (except where such terms are required to be modified due to legal requirements) (i) the Griffin Industries, Inc. Hourly 401(k) Profit Sharing Plan and the Griffin Industries, Inc. Management 401(k) Profit Sharing Plan through no earlier than December 31, 2011 and (ii) the Griffin Industries, Inc. Self Insured Medical Plan and all health care benefit options provided thereunder through no earlier than April 30, 2011. Effective January 1, 2012 (or upon such later date as Acquiror may determine), employees of the Company shall be eligible to participate in the retirement plans maintained by Acquiror (other than any defined benefit pension plan maintained by Acquiror).  Effective May 1, 2011 (or upon such later date as Acquiror may determine), employees of the Company shall be eligible to participate in the health and welfare plans maintained by Acquiror.  With respect to the years ending December 31, 2010 and December 31, 2011, Acquiror shall, or shall cause the Company to provide Christmas bonus payments to employees of the Company at least equal to the Christmas bonus payments made to such employees for periods prior to the Closing Date.  Thereafter, employees of the Company will receive compensation, including bonus, in accordance with policies applicable generally to Acquiror’s employees and approved by the Compensation Committee of the board of directors of Acquiror.  Acquiror shall give the employees of the Company service credit for all periods of service with the Company prior to the Closing Date for all purposes under any retirement or welfare or other employee benefit plans adopted or maintained by Acquiror, the Company or any of their Affiliates, except for purposes of accrual of benefits under any defined benefit pension plan.  Acquiror shall waive any limitations regarding preexisting conditions under any welfare or other employee benefit plans maintained by Acquiror, the Company or any of their Affiliates.

Section 6.12. Confidentiality.  Prior to the Closing, Acquiror shall, except to the extent required by any Governmental Authority, keep confidential, and shall use its Best Efforts to cause to be kept confidential by its affiliates and representatives, all information concerning the Company disclosed prior to the date of this Agreement or hereafter to any such Persons in connection with this Agreement and the consummation of the transactions contemplated hereby, and none of such information shall be used in any manner other than as contemplated by this Agreement (including Section 6.06) and the other agreements contemplated hereby.  Acquiror shall be responsible for any breaches of this Section 6.12 by its affiliates and representatives.  In the event of the termination of this Agreement, Acquiror shall return to the Company (or destroy and certify such destruction to the Company in writing) all documents and materials (and reproductions thereof) furnished to Acquiror or its affiliates or representatives (including all documents and materials prepared by Acquiror or its representatives during the Environmental Assessments) in connection with this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Confidentiality Agreement shall remain in full force and effect according to its terms.

Section 6.13. Permitted Payments and Distributions.  Notwithstanding anything to the contrary herein, at any time prior to the Closing, the Company shall have the right to make the Lease Termination Payment plus one or more cash distributions to the Pre-Closing Shareholders on account of their Shares; provided that (a) the Lease Termination Payment and any such distributions shall not reduce the Working Capital of the Company to less than the Target Working Capital and (b) the Company will have sufficient funds to pay the Transaction Expenses prior to the Closing.

Section 6.14. Personal Effects.  Acquiror hereby acknowledges and agrees that the personal property set forth on the attached Schedule 6.14 is owned personally by the individuals indicated on such Schedule and that at any time or times prior to the Closing, such individuals shall have the right, at the Company’s expense, to remove such items from the Company’s premises.

Section 6.15. Payoff of Indebtedness.  Prior to the Closing and except for the Indebtedness set forth on Schedule 6.15, the Company shall pay off or discharge in full any Indebtedness of the Company or any Subsidiary, including any Indebtedness under the Credit Facility.

Section 6.16. Resignation of Directors and Officers.  Prior to or at the Closing, the Company shall cause each of the directors and officers of the Company and its Subsidiaries to resign as a director or officer of the Company or its Subsidiary, as applicable, effective as of the Effective Time.

Section 6.17. Purchase of Rolling Stock.  Prior to the Closing, the Company shall, pursuant to the Lease Termination Agreements, purchase, acquire and accept from the applicable

Rolling Stock Owner free and clear of all Liens the Rolling Stock at such price and on the terms and conditions as are indicated in the applicable Lease Termination Agreements and as set forth opposite the name of the applicable Rolling Stock Owner on Schedule 1.01(d) (such aggregate purchase price for all of the Rolling Stock, the “Lease Termination Payment”).  The Company shall not, without the prior written consent of Acquiror, amend or alter, or agree to amend or alter, any of the Lease Termination Agreements in any manner that would impair, delay or prevent the Closing or in any other manner materially adverse to the Surviving Corporation.

Section 6.18. Indemnification and Insurance.

(a) All rights to indemnification or exculpation now existing in favor of the directors or officers of the Company (the “Company Indemnified Parties”) as provided in the Governing Documents of the Company as of the date hereof shall continue in full force and effect for a period of not less than ten (10) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such ten (10) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.  Acquiror agrees to cause the Surviving Corporation to fully perform all obligations to be performed by Surviving Corporation under the Governing Documents.  Acquiror further agrees that, for ten (10) years after the Closing, Acquiror or Surviving Corporation shall maintain officers’ and directors’ liability insurance policies indemnifying and holding harmless the Company Indemnified Parties with respect to any actions or omissions occurring prior to the Closing, providing at least Ten Million Dollars ($10,000,000) insurance coverage on terms no less advantageous to the Company Indemnified Parties than the Company’s existing policy; provided that in the event any claim is asserted or made within such ten (10)-year period, coverage under such insurance shall be continued in respect thereof until final disposition of such claim.  In the event the foregoing indemnities or insurance policies become unavailable or unenforceable for any reason (other than by the expiration of the ten (10) year time periods referenced above), Acquiror agrees to cause the Surviving Corporation to indemnify and hold harmless the Company Indemnified Parties to the same extent as if such indemnities and insurance were available and in full force and effect.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person (other than a Subsidiary of Acquiror) and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties, assets or stock to any Person (other than a Subsidiary of Acquiror), then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or their successors and assigns) shall assume the obligations set forth in this Section 6.18.

Section 6.19. Real Estate Matters.

(a) Fee title to the real property identified on Schedule 6.19(a) as the “Hinds County Transfer Property” (the “Hinds County Transfer Property”) shall be transferred to the Company at fair market value on or before the Closing Date such that the Hinds County Transfer Property shall be deemed to be Owned Real Property at the Closing Date for all purposes hereunder.  The Company shall enter into a new lease in substantially the form attached hereto as Exhibit E with

Martom Properties, LLC (“Martom”) in respect of the real property identified on Schedule 6.19(a) as the “Hinds County Lease Property” (the “Martom Lease A”) on or before the Closing Date.

(b) Fee title to the real property described on Schedule 6.19(b) (the “Headquarters”) shall be transferred to the Company at fair market value on or before the Closing Date such that the Headquarters shall be deemed to be Owned Real Property at the Closing Date for all purposes hereunder.

(c) The Company shall (i) enter into a new lease in substantially the form attached hereto as Exhibit F with Martom in respect of the real property described on Schedule 6.19(c) (the “Martom Lease B”) on or before the Closing Date and (ii) terminate the existing lease with Martom for such real property.

(d) The Company shall (i) enter into a new lease in substantially the form attached hereto as Exhibit G with Martom in respect of the real property described on Schedule 6.19(d) (the “Martom Lease C”) on or before the Closing Date and (ii) terminate the existing lease with Martom for such real property.

(e) The Company shall enter into a lease in substantially the form attached hereto as Exhibit H with Martom in respect of the real property described on Schedule 6.19(e) (the “Martom Lease D”) on or before the Closing Date.

(f) The Company shall have caused all Owned Real Properties, title to which is shown of record as being in “Bakery Feeds, Inc., a division of Griffin Industries, Inc.” to be transferred of record, whether by correction deed or affidavit, as may be agreed with the title company, to “Griffin Industries, Inc.”, on or before the Closing Date, such that the Company shall have insurable title thereto on the Closing Date.

Section 6.20. Post-Closing Access.  The Shareholders’ Representative and his designees shall have the right for a period of three (3) years following the Closing Date to have reasonable access to the books and records of the Company for the limited purposes of concluding their involvement in the Company and obtaining information reasonably necessary in connection with any income or other Tax issues for periods prior to the Closing Date subject to executing a customary confidentiality agreement.

Section 6.21. Company Reports.  As soon as reasonably practicable, but in no event later than thirty (30) days after the end of each calendar month and quarter, during the period from the date hereof to the Closing, the Company shall provide Acquiror with (a) unaudited monthly or quarterly financial statements, as applicable and (b) operating or management reports (such reports to be in the form prepared by the Company in the ordinary course of business) of the Company for such preceding month or quarter, as applicable.

Section 6.22. Distribution of Insurance Proceeds.  Promptly upon receipt of any insurance proceeds (“Doswell Insurance Proceeds”) received by Acquiror or the Surviving Corporation arising from or in connection with the claims made or to be made by the Company to Liberty Mutual Insurance Company or its Affiliates in connection with the destruction of the Company’s Doswell, Virginia facility, Acquiror shall, or shall cause the Surviving Corporation, to pay to the Paying Agent the amount of any such Doswell Insurance Proceeds.  Promptly following receipt by the Paying Agent of any Doswell Insurance Proceeds, the Paying Agent shall pay to each Pre-Closing Shareholder an amount equal to (x) the amount of such Doswell Insurance Proceeds, multiplied by (y) such Pre-Closing Shareholder’s Pro-Rata Share.

ARTICLE VII
Closing Conditions

Section 7.01. Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each party under this Agreement to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Acquiror, if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a) this Agreement and the Merger shall have been approved by the shareholders of the Company by the requisite vote under Kentucky Law and the Company’s Governing Documents and such approval shall not have been rescinded or modified;

(b) any waiting period (or extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated and no suit to enjoin the transactions contemplated hereby shall have been filed by the United States Department of Justice or the FTC and no notice or intent to file any such suit shall have been received by either Acquiror or the Company; and

(c) no Law, injunction, judgment, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 7.02. Conditions to the Obligations of Acquiror under this Agreement.  The obligations of Acquiror under this Agreement to effect the Merger shall be further subject to the fulfillment (or waiver by Acquiror, if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a) each of the obligations of the Company and its Subsidiaries required to be performed by it at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Company and its Subsidiaries contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company and its Subsidiaries contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date, in which case, as of such earlier date), and Acquiror shall have received a certificate to that effect signed by an officer of the Company;

(b) except as otherwise addressed in Section 7.01(b), any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect;

(c) from the date hereof and prior to the Closing, there shall not have been or occurred, and in either case, be continuing, any event, change, occurrence, circumstance or development that, individually or in the aggregate with any such other event, change, occurrence, circumstance or development, has had or would reasonably be expected to result in a Material Adverse Effect;

(d) the consummation of the transactions contemplated by each of the Lease Termination Agreements shall have occurred;

(e) the consummation of the transactions contemplated by the Rollover Agreement shall have occurred;

(f) the Company shall have delivered, or caused to be delivered, to Acquiror the items set forth in Section 8.02;

(g) each of the individuals set forth on Schedule 7.02(g) shall have executed and delivered a Non-Competition Agreement to Acquiror substantially in the form of Exhibit I hereto (the “Non-Competition Agreements”);

(h) the Company and each of the individuals set forth on Schedule 7.02(h)(1) shall have executed and delivered an Employment Agreement to Acquiror substantially in the form of Exhibit J-1 hereto, the Company and each of the individuals set forth on Schedule 7.02(h)(2) shall have executed and delivered an Employment Agreement to Acquiror substantially in the form of Exhibit J-2 hereto and the Company and each of the individuals set forth on Schedule 7.02(h)(3) shall have executed and delivered an Employment Agreement to Acquiror substantially in the form of Exhibit J-3 hereto (together, the “Employment Agreements”);

(i) each Pre-Closing Shareholder shall have executed and delivered an original IRS Form 8023 (or successor form) to Acquiror and any other corresponding or similar form required under state, local or foreign Tax Law as requested by Acquiror;

(j) fee title to each of the Hinds County Transfer Property and the Headquarters shall have been transferred to the Company such that each of the Hinds County Transfer Property and the Headquarters shall be deemed an Owned Real Property at the Closing for all purposes hereunder;

(k) the Company and Martom shall have executed and delivered each of the Martom Lease A, the Martom Lease B, the Martom Lease C and the Martom Lease D;

(l) title to all Owned Real Properties, to which “Bakery Feeds, Inc., a division of Griffin Industries, Inc.” is shown of record, shall have been transferred of record, whether by correction deed or affidavit, as may be agreed with the title company, to “Griffin Industries, Inc.”, on or before the Closing Date, such that the Company shall have insurable title thereto on the Closing Date; and

(m) the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 7.03. Conditions to the Obligations of the Company under this Agreement.  The obligations of the Company under this Agreement to effect the Merger shall be further subject to the fulfillment (or waiver by the Company, if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a) each of the obligations of Acquiror or Merger Sub required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Acquiror and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Acquiror and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date, in which case, as of such earlier date), and the Company shall have received a certificate to that effect signed by an officer of Acquiror;

(b) except as otherwise addressed in Section 7.01(b), any and all permits, consents, waivers, clearances, approvals and authorizations of all Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than items which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the Acquiror’s ability to consummate the transactions contemplated hereby;

(c) Acquiror shall have delivered, or caused to be delivered, to the Company the items set forth in Section 8.03;

(d) Acquiror and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(e) Acquiror shall have executed and delivered to the Company each of the Employment Agreements.

ARTICLE VIII
Closing

Section 8.01. Closing.  The parties shall close the Merger (the “Closing”) at 10:00 a.m. (local time) at a location mutually acceptable to Acquiror and the Company, on a date to be specified by Acquiror and the Company (as such date may be changed as provided herein, the “Closing Date”), which date shall be no later than two (2) business days after the satisfaction in full (or waiver thereof) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that notwithstanding the satisfaction in full (or waiver thereof) of the conditions set forth in ARTICLE VII, if the proceeds of the Debt Financing are not then available in full pursuant to the Debt Commitment Letter (or such other definitive agreements in respect of the terms and conditions of the Debt Commitment Letter or alternative financing pursuant to Section 6.06(a)) on the date that would otherwise be the Closing Date, Acquiror shall not be required to effect the Closing until such date on which the proceeds of the Debt Financing are available in full pursuant to the Debt Commitment Letter (or such other definitive agreements in respect of the terms and conditions of the Debt Commitment Letter or alternative financing), subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII on such date.

Section 8.02. Company Deliveries.  At the Closing, the Company shall deliver or cause to be delivered to Acquiror the following:

(a) the certificate described in Section 7.02(a);

(b) the authorizations, consents or approvals listed on Schedule 8.02(b);

(c) a certificate of good standing (or equivalent document) for the Company and each of its Subsidiaries as of the most recent practicable date from the state of its incorporation, organization or formation;

(d) (i) payoff letters or evidence of payment in full with respect to final invoices for (i) Transaction Expenses and (ii) a payoff letter with respect to the Indebtedness required by Section 6.15 to be paid by the Company;

(e) certified copies of the resolutions (or written consent) duly adopted by the board of directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, the Company Documents and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(f) certified copies of the resolutions (or written consent) duly adopted by the holders of the majority of the outstanding Shares (including any Rollover Shares) entitled to vote, approving this Agreement and the consummation of all transactions contemplated hereby;

(g) written resignations, effective as of the Closing Date, from all of the directors and officers of (i) the Company and (ii) its Subsidiaries;

(h) the Non-Competition Agreements, duly executed by the applicable Employee;

(i) the Employment Agreements, duly executed by the applicable Employee;

(j) the Escrow Agreement, duly executed by the Shareholders’ Representative;

(k) the Registration Rights Agreement, duly executed by the Rollover Shareholders;

(l) such affidavits, including “no change” survey affidavits, owner/seller affidavits, and/or seller nonimputation affidavits as are reasonably requested by any nationally recognized title company issuing the title insurance to the Company in connection with the Closing, in customary and/or regulated form reasonably acceptable to the Company, as applicable; provided, however, that any liability under any such affidavits described in this Section 8.02(l) shall not exceed the scope of liability otherwise provided under this Agreement;

(m) a certificate from the Company certifying that the interests in the Company do not constitute United States real property interests within the meaning of Section 897 of the Code, and such certification shall otherwise be in compliance with Sections 897 and 1445 of the Code;

(n) Schedule 8.02(n), which shall set forth a breakdown of the number of Shares (including the Rollover Shares) held by each Pre-Closing Shareholder and the Pro Rata Share for each Pre-Closing Shareholder;

(o) an original IRS Form 8023 (or successor form), duly executed by each Pre-Closing Shareholder;

(p) an opinion of Thompson Hine LLP, counsel to the Company, in the form attached hereto as Exhibit K;

(q) evidence of transfer of fee title to the Hinds County Property to the Company, including a special warranty deed, an owner’s affidavit, an affidavit of non-foreign status from Martom that complies with Section 1445 of the Code and other customary documents provided to the title company in connection with such transfer;

(r) evidence of transfer of fee title to the Headquarters to the Company, including a special warranty deed, an owner’s affidavit, an affidavit of non-foreign status from each of the current owners of the Headquarters that complies with Section 1445 of the Code and other customary documents provided to the title company in connection with such transfer;

(s) the Martom Lease A, duly executed by Martom and the Company;

(t) the Martom Lease B, duly executed by Martom and the Company;

(u) the Martom Lease C, duly executed by Martom and the Company;

(v) the Martom Lease D, duly executed by Martom and the Company;

(w) evidence of transfer of record fee title to all Owned Real Properties held in the name of “Bakery Feeds, Inc., a Division of Griffin Industries, Inc.” to the Company, whether by correction deed or affidavit, as may be agreed with the title company in order for the title company to insure fee title in the Company at Closing;

(x) evidence of termination of the Stock Bonus Plan for Griffin Family Members Employed at Griffin Industries, dated January 21, 2002; and

(y) all other previously undelivered documents required to be delivered by the Company to Acquiror at or prior to the Closing pursuant to the terms of this Agreement.

Section 8.03. Acquiror Deliveries.  At the Closing, Acquiror shall deliver or cause to be delivered to the Company the following:

(a) the certificate described in Section 7.03(a);

(b) a certificate of good standing for Merger Sub as of the most recent practicable date from the State of Kentucky;

(c) certified copies of the resolutions (or written consent) duly adopted by the board of directors of Acquiror and the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Acquiror Documents and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(d) the Escrow Agreement, duly executed by Acquiror;

(e) the Registration Rights Agreement, duly executed by Acquiror; and

(f) all other previously undelivered documents required to be delivered by Acquiror to the Company at or prior to the Closing pursuant to the terms of this Agreement.

ARTICLE IX
Termination

Section 9.01. Termination.  This Agreement may be terminated prior to the Closing only in the following instances:

(a) by mutual consent in writing of the Company and Acquiror; or

(b) by Acquiror if the Company or its Subsidiaries shall have breached or failed to perform any of their covenants or agreements set forth in this Agreement (including the obligation of the Company to close the Merger pursuant to Section 8.01), or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by the Company of notice of such breach from Acquiror; provided, that Acquiror is not in material breach of any of its representations, warranties or covenants set forth in this Agreement; or

(c) by the Company if Acquiror or Merger Sub shall have breached or failed to perform any of their covenants or agreements set forth in this Agreement (including the obligations of Acquiror and Merger Sub to close the Merger pursuant to Section 8.01), or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Acquiror of notice of such breach from the Company; provided, that the Company is not in material breach of any of its representations, warranties or covenants set forth in this Agreement; or

(d) by either the Company or Acquiror if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable; provided, that the terminating party is not in material breach of its obligations pursuant to Section 6.05(b); or

(e) by either the Company or Acquiror if the Closing shall not have occurred by the close of business on December 31, 2010 (the “Initial Termination Date”); provided, that if on the Initial Termination Date the proceeds of the Debt Financing are not then available to Acquiror in full pursuant to the Debt Commitment Letter (or alternative financing pursuant to Section 6.06(a)), but all of the conditions set forth in ARTICLE VII (without regard to the condition set forth in Section 7.01(b)) shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Termination Date shall be automatically extended to the close of business on February 28, 2011; provided, further, that either the Company or Acquiror shall have the option to extend, from time to time, the Initial Termination Date for additional periods of time but not beyond June 30, 2011, whether by the Company or Acquiror, if (i) all of the other conditions set forth in ARTICLE VII shall have been satisfied or waived or shall then be capable of being satisfied and the sole reason that the Closing has not occurred is that the condition set forth in Section 7.01(b) and, if applicable, the conditions set forth in the proviso of Section 8.01 has not been satisfied, and (ii) either or both of the Company and Acquiror are still attempting to obtain the expiration or termination of any waiting period under the HSR Act or are contesting any suit or injunction to enjoin the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.  As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended as provided in this Section 9.01(e), in which case, the term “Termination Date” shall mean the date to which the Initial Termination Date has been so extended; or

(f) by Acquiror if there has been an event, change, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

Section 9.02. Procedure and Effect of Termination.  In the event of the termination of this Agreement and the transactions contemplated hereby pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Acquiror, Merger Sub or the Company.  In the event that this Agreement is validly terminated as provided herein, no party hereto shall have, from and after such termination, any liability or further obligation to any other party to this Agreement resulting from such termination except the obligations of the parties set forth in Section 6.12, this Section 9.02, Section 9.03 and ARTICLE XI, which shall survive such termination and remain in full force and effect; provided, however, that except as otherwise provided in Section 9.03, nothing in this Section 9.02 shall relieve Acquiror, Merger Sub or the Company of any liability for a willful breach of this Agreement prior to the effective date of termination.

Section 9.03. Termination Fee.  If (a) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing,

provided, that such conditions shall have been capable of being satisfied at the Closing) have been satisfied, and (b) either (i) the Company or Acquiror terminates this Agreement pursuant to Section 9.01(e), or (ii) the Company terminates this Agreement pursuant to Section 9.01(c), then Acquiror shall pay to the Company a termination fee in the amount of Thirty-Five Million Dollars ($35,000,000) (the “Termination Fee”) in immediately available funds no later than three (3) business days after such termination by the Company or Acquiror.  In the event that the Company shall receive full payment of the Termination Fee pursuant to this Section 9.03, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, and shall be the sole and exclusive remedy of, the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any proceeding, claim, suit or action against Acquiror or Merger Sub arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

ARTICLE X
Indemnification

Section 10.01. Survival of Representations and Warranties.  The representations and warranties of the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, made in this Agreement, and the right of such parties to assert a claim for indemnification under this ARTICLE X, shall survive the Closing Date and shall expire eighteen (18) months after the Closing Date (the “Escrow Termination Date”), after which such rights shall be waived and extinguished; provided, however, that any claim or action by the party seeking to be indemnified of which written notice as required herein is given prior to the date on which such claim or action otherwise terminates as provided herein may continue to be asserted in accordance with and subject to the terms of this ARTICLE X.

Section 10.02. Indemnity.

(a) Subject to the limitations set forth in this ARTICLE X, from and after the Closing, each of the Pre-Closing Shareholders shall severally, and not jointly, in proportion to their respective Pro Rata Share of the Escrow Fund, indemnify, defend and hold harmless Acquiror and its Affiliates (including after the Closing, the Surviving Corporation and its Subsidiaries), from and against any and all damages, losses, liabilities (absolute and contingent), payments, diminution in value, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or reasonable expenses of any kind or nature whatsoever (including costs of investigation and experts and consultants fees and disbursements), whether or not involving a third party claim (collectively, “Losses”), to the extent arising or resulting from (i) any failure of any representation or warranty of the Company set forth in this Agreement to be true and correct as of the date hereof and as of the Closing Date, and (ii) any breach of any covenant or agreement made by the Company or the Shareholders’ Representative in this Agreement.

(b) Subject to the limitations set forth in this ARTICLE X, from and after the Closing, Acquiror and the Surviving Corporation shall jointly and severally defend and hold harmless the Pre-Closing Shareholders from and against any and all Losses to the extent arising or resulting from (i) any failure of any representation or warranty of Acquiror or Merger Sub set forth in this Agreement to be true and correct as of the date hereof and as of the Closing Date, (ii) any breach of any covenant or agreement made by Acquiror or Merger Sub in this Agreement, and (iii) the arrangement of the Debt Financing (other than to the extent such Losses arise from the Company’s material breach of its obligations pursuant to Section 6.06(b)) or any information used in connection with the Debt Financing (except with respect to information prepared or provided by the Company or any of its Subsidiaries).

Section 10.03. Claims Upon Escrow Fund.

(a) Upon receipt by the Escrow Agent on or before the Escrow Termination Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that one or more claims for Losses exist with respect to the indemnification obligations of the Pre-Closing Shareholders, and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the inaccurate representation or warranty, or breach of a covenant or agreement or other claim to which such item is related, the Escrow Agent shall, when and to the extent permitted by the provisions of this ARTICLE X and the Escrow Agreement, deliver to Acquiror out of the Escrow Fund a portion of the Escrow Fund equal to such Losses.

(b) At the time of delivery of any Officer’s Certificate to the Escrow Agent, Acquiror shall deliver a duplicate copy of such Officer’s Certificate to the Shareholders’ Representative; provided that any Officer’s Certificate delivered pursuant to Section 10.03(a) (and the duplicate copy thereof delivered pursuant to this Section 10.03(b)) shall be delivered by Acquiror promptly after Acquiror becomes aware of the Losses which form the basis for such Officer’s Certificate.  For a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery from the Escrow Fund pursuant to Section 10.03(a) or the Escrow Agreement unless the Escrow Agent shall have received written authorization from the Shareholders’ Representative to make such delivery.  After the expiration of such 30-day period, the Escrow Agent shall make delivery from the Escrow Fund in accordance with Section 10.03(a) and the Escrow Agreement, provided that no such payment or delivery may be made if the Shareholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30-day period.

(c) In case the Shareholders’ Representative shall so object to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Shareholders’ Representative.  If after such 30-day period there remains a dispute as to any claims, the Shareholders’ Representative and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholders’ Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the amounts from the Escrow Fund in accordance with the terms thereof.

(d) The Escrow Agent shall release and distribute any amounts from the Escrow Fund for which the Escrow Agent receives a copy of a written order of any federal or state court that has become final and not subject to appeal and has been certified by the clerk of such court or other appropriate official setting forth the amount of the Escrow Fund to be released and distributed to Acquiror or the Shareholders’ Representative.

Section 10.04. Procedures Relating to Indemnification of Third Party Claims.  If an indemnified party receives written notice of the commencement of any action or proceeding or the assertion of any claim by any third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 10.02 (a “Third Party Claim”), and the indemnified party intends to seek indemnity pursuant to this ARTICLE X, the indemnified party shall promptly provide Acquiror or the Shareholders’ Representative, as applicable, with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  The indemnifying party (Acquiror or the Shareholders’ Representative on behalf of the Pre-Closing Shareholders, as applicable) shall have thirty (30) days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof.  If notice to the effect set forth in the immediately preceding sentence is given by the indemnifying party, the indemnifying party shall have the right to assume the defense of the indemnified party against the Third Party Claim with counsel of its choice, which shall be reasonably acceptable to the indemnified party.  If such notice is not given, the indemnified party shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third Party Claim.  So long as the indemnifying party has assumed the defense of the Third Party Claim in accordance herewith, (a) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the indemnified party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party and (c) the indemnifying party shall not (i) admit to any wrongdoing or (ii) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief, in each case, without the prior written consent of the indemnified party (such written consent shall not be unreasonably withheld, conditioned or delayed).  The parties shall use Best Efforts to minimize the amount of any Third Party Claims and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the indemnifying party assumed the defense, the indemnifying party shall not be obligated to indemnify the indemnified party hereunder for any settlement entered into or any judgment that was consented to without the indemnifying party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 10.05. Termination of Escrow.

(a) The Escrow Fund shall terminate on the Escrow Termination Date; provided, however, that any portion of the Escrow Fund that is subject to any unsatisfied claim for any

Loss specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Escrow Termination Date shall remain in the Escrow Fund until such claims have been resolved (the “Escrow Reserve”).

(b) Within three (3) business days after the Escrow Termination Date, the Escrow Agent shall release from the Escrow Fund to the Paying Agent for distribution to the Pre-Closing Shareholders that are not Dissenting Shareholders the amount in the Escrow Fund (including any interest, dividends or other earnings thereon), minus the amount of the Escrow Reserve.  The portion of the Escrow Reserve corresponding to a claim for any Loss that was open at the Escrow Termination Date shall be released to the Paying Agent for distribution to the Pre-Closing Shareholders or to Acquiror, as appropriate, promptly upon resolution of such claim.

(c) Promptly following receipt by the Paying Agent of any release by the Escrow Agent of any portion of the Escrow Merger Consideration pursuant to Section 10.05(b), the Paying Agent shall pay to each Pre-Closing Shareholder who has made a Satisfactory Tender an amount equal to (i) such Pre-Closing Shareholder’s Pro Rata Share, multiplied by (ii) the amount of such released Escrow Merger Consideration.

Section 10.06. Limitations of Liability.

(a) Notwithstanding the foregoing provisions of this ARTICLE X, Acquiror shall not have a right to seek indemnification under this ARTICLE X for any Losses:

(i) arising out of an inaccurate representation or warranty or breached covenant of which Acquiror (A) had Knowledge as of the Closing Date (for purposes of this Section 10.06(a)(i), Acquiror shall be deemed to have Knowledge of (1) the information posted on the DataSite maintained by Merrill Corporation and (2) any other information disclosed to Acquiror prior to the Closing Date) or (B) contributed to the condition or circumstance forming the basis of such Loss;

(ii) for indirect, special, incidental, consequential or punitive damages; provided, however, and for greater certainty, that such limitation shall not apply to an award to a third party based on a Third Party Claim, provided that Acquiror uses its Best Efforts to mitigate the amount and nature of any such award;

(iii) to the extent such Loss is expressly reserved against on the Balance Sheet;

(iv) unless the aggregate of all Losses by Acquiror exceeds, on a cumulative basis, an amount equal to One-Half Percent (0.5%) of the Purchase Price, and then only to the extent of any such excess;

(v) for any individual Loss, or group of Losses arising out of the same event or series of related events, that totals less than Twenty-Five Thousand Dollars ($25,000), and such Losses shall not be aggregated for purposes of the immediately preceding clause (iv); or

(vi) to the extent that the aggregate liability of the Pre-Closing Shareholders for all Losses by Acquiror exceeds the Escrow Amount, except in the event of actual fraud perpetrated in writing.

(b) The amount of any Loss shall be net of any amounts actually recovered by Acquiror under insurance policies with respect to such Loss, minus any deductibles required to be paid by Acquiror or self-insured retentions for the related Loss under such insurance policies and the amount of any increases in premiums under those insurance policies resulting from such Loss.  The amount of any Loss shall be reduced by the net amount of any Tax benefits actually recognized by Acquiror in the year such Loss was incurred.

(c) For the purpose of calculating the amount of any Loss under this ARTICLE X after a breach has occurred (and, for the sake of clarity, not for the purpose of determining whether a breach has occurred), any and all materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded.

(d) For all Tax purposes, Purchaser and the Company agree to treat any indemnity payment under this Agreement as an adjustment to the Aggregate Merger Consideration unless a final determination (which shall include the execution of an IRS Form 870 AD or successor form, to the extent applicable) provides otherwise.

(e) Except in the event of actual fraud perpetrated in writing, Acquiror acknowledges and agrees that its, and the Surviving Corporation’s, sole remedy against the Pre-Closing Shareholders for any matter arising out of the transactions contemplated by this Agreement is set forth in this ARTICLE X and that, except to the extent Acquiror has asserted a claim for indemnification prior to the Escrow Termination Date, neither Acquiror nor the Surviving Corporation shall have any other remedy against the Pre-Closing Shareholders for the inaccuracy of any representation or warranty, or any breach of any covenant in this Agreement or any other matter arising out of the transactions contemplated by this Agreement.  In no event shall any Pre-Closing Shareholder have any liability for Claims arising from the conduct of the Surviving Corporation’s business after Closing.  Except in the event of actual fraud perpetrated in writing, the sole recourse of Acquiror and the Surviving Corporation shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Acquiror and the Surviving Corporation for any claims hereunder or otherwise.

(f) Subject to the indemnification obligations set forth in this ARTICLE X and except in the event of actual fraud perpetrated in writing, Acquiror agrees that no Pre-Closing Shareholder shall have any liability or responsibility whatsoever to any Person, including to Acquiror or the Surviving Corporation for, and Acquiror unconditionally releases the Pre-Closing Shareholders from, any Liability of, or relating to, the Company of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Escrow Termination Date, and whether or not specifically referred to in this Agreement, including Liabilities: (i) relating to this Agreement and the transactions contemplated hereby; (ii) arising out of or due to any inaccuracy of any representation or warranty made by the Company or the breach of any covenant, undertaking or other agreement of the Company contained in this Agreement; and (iii) relating to any violation of any present or future law or regulation.

Section 10.07. Exclusive Remedy.  Except in the event of actual fraud perpetrated in writing, the parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedies for any matter based upon, arising out of or otherwise with respect to the transactions contemplated by this Agreement are the indemnification obligations set forth in this ARTICLE X, except with respect to any purchase price adjustment pursuant to Section 3.05.

Section 10.08. Shareholders’ Representative.

(a) The Shareholders’ Representative, who shall initially be Robert A. Griffin, is constituted and appointed as agent for and on behalf of the Pre-Closing Shareholders as of the Effective Time to give and receive notices and communications, to authorize delivery to Acquiror of funds from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to make claims on behalf of the Pre-Closing Shareholders, to agree to, negotiate, enter into settlements and compromises of, and make claims and comply with awards with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, or otherwise as permitted hereunder.  The Shareholders’ Representative may be changed by the holders of a majority in interest of the Pre-Closing Shareholders from time to time upon not less than ten (10) days’ prior written notice to Acquiror.  No bond shall be required of the Shareholders’ Representative.  Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Pre-Closing Shareholders.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof or thereof in its capacity as Shareholders’ Representative.

(b) The Shareholders’ Representative shall not be liable for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c) The Shareholders’ Representative shall be given reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, and shall have the right to reimbursement from the Escrow Fund of his reasonable fees and expenses (including attorneys’ fees and the costs of experts and advisors) incurred in connection with his duties as the Shareholders’ Representative hereunder and as the Investors’ Representative under the Rollover Agreement.

(d) Any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 10.08 shall be effective and absolutely binding as the action of the Pre-Closing Shareholders under this Agreement.  Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every Pre-Closing Shareholder.  Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

Section 10.09. 338(h)(10) Election.

(a) Upon the request of Acquiror by the delivery of written notice to the Shareholders’ Representative within ninety (90) days after the Closing Date, all the Pre-Closing

Shareholders shall join with Acquiror in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign Tax Law (collectively, the “Section 338(h)(10) Election”) with respect to the Company (which shall include the assets and liabilities of Craig Protein Division, Inc. and Agro Griffin Industries de Mexico).  For purposes of making the Section 338(h)(10) Election, on or prior to the Closing Date, the Pre-Closing Shareholders shall deliver to Acquiror an executed original IRS Form 8023 (or successor form) and any other corresponding or similar form required under state, local or foreign Tax Law.  If no Section 338(h)(10) Election is to be made, such forms will be returned to the Shareholders’ Representative and the remainder of the provisions of this Section 10.09 shall not apply.

(b) Acquiror shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election and shall provide the Shareholders’ Representative a copy of such filings.  In addition to the Form 8023 and any other corresponding or similar forms required under state, local or foreign Tax Law, the Pre-Closing Shareholders shall execute and deliver to Acquiror such additional documents or forms as are reasonably requested to properly complete the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed.

(c) Acquiror and the Pre-Closing Shareholders shall file, and shall cause their Affiliates to file, all Tax Returns and reports in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

(d) The Pre-Closing Shareholders shall report on their Tax Returns and shall be responsible for the payment of any Taxes payable as a result of, any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election.  Acquiror shall be responsible for the Increased Tax Costs and the Gross Up (both as defined below) of the Pre-Closing Shareholders.  For purposes of this Agreement, the “Increased Tax Costs” shall mean the excess of (A) the amount of Taxes payable by the Pre-Closing Shareholders (net of any Tax benefits received by the Pre-Closing Shareholders) as a result of the Merger and the transactions contemplated by the Rollover Agreement by the Pre-Closing Shareholders and the making of the Section 338(h)(10) Election over (B) the amount of Taxes that would have been payable by the Pre-Closing Shareholders as a result of the Merger and the transactions contemplated by the Rollover Agreement hereunder had the Section 338(h)(10) Election not been made (such Taxes, in each case, calculated as provided below).  Payments under this Section 10.09(d) shall be grossed up for the additional Tax liability (calculated as provided below) incurred by the Pre-Closing Shareholders resulting from the receipt of payments made pursuant to this Section 10.09(d) (the “Gross Up”).  Acquiror shall be responsible for any state or local corporate income or franchise taxes imposed on the Company, Craig Protein Division, Inc., or Agro Griffin Industries de Mexico for that portion of the gain attributable to the Section 338(h)(10) Election that is apportioned to such state or local jurisdiction.  For the avoidance of doubt, the Acquiror shall be entitled to a payment from the Shareholder's Representative on behalf of the Pre-Closing Shareholders of an amount equal to the Kentucky LLET tax liability incurred by the Company, Craig Protein Division, Inc., or Agro Griffin Industries de Mexico as a result of the

Section 338(h)(10) Election.  This payment will be made from the Escrow Fund in accordance with the provisions of Article 4 of the Escrow Agreement.  “Increased Tax Costs” shall be calculated (i) for ordinary income tax items, by using the maximum federal income tax rate for individuals in effect on the Closing Date, (ii) for capital gain items, by using the maximum federal long-term capital gains tax rate for individuals in effect on the Closing Date, (iii) by assuming that all Pre-Closing Shareholders are residents of Kentucky and pay tax at the highest state and local marginal tax rates, (iv) by taking into account the deductibility of state income and local income taxes for federal income tax purposes, and (v) without taking into account any gain or loss arising from the 338(h)(10) Election attributable to the Rolling Stock, the Hinds County Property or the Headquarters.  “Gross Up” shall be calculated by (x) dividing Increased Tax Costs by a decimal equal to 1.0 minus the maximum federal long-term capital gains tax rate for individuals in effect on the Closing Date (expressed as a decimal) and minus 0.06 for state and local income taxes and (y) subtracting from the amount determined in (x) the Increased Tax Costs.  For example, if the Closing Date were on or before December 31, 2010, the parties anticipate that the Gross Up would be equal to:  (Increased Tax Cost/ (1.0-0.15-(0.06 x 0.65))-Increased Tax Costs.  No later than thirty (30) days after the Allocation Statement (as defined in Section 10.09(e)) has been agreed to by the parties (or, as the case may be, the Accountants have rendered their determination), the Shareholders’ Representative shall cause to be prepared and delivered to Acquiror a schedule setting forth a calculation of the Increased Tax Costs and the Gross Up (the “ITC Schedule”) together with supporting documentation.  Acquiror shall have thirty (30) days after receipt of the ITC Schedule to notify the Shareholders’ Representative in writing of any objections.  If Acquiror does not object in writing during such thirty (30) day period, the ITC Schedule shall be final and binding on all parties.  If Acquiror objects in writing during such thirty (30) day period, Acquiror and the Shareholders’ Representative shall cooperate in good faith to reach a mutually agreeable ITC Schedule, which shall be binding on all parties.  If Acquiror and the Shareholders’ Representative are unable to reach an agreement, any disputed items shall be referred to the Accountants for resolution, and the determination of the Accountants shall be final and binding on all parties.  The fees and expenses of the Accountants shall be paid Fifty Percent (50%) by Acquiror and Fifty Percent (50%) by the Shareholders’ Representative.  Any fees and expenses of the Accountants payable by the Shareholders’ Representative shall be paid by a release of funds from the Escrow Account to Acquiror.  Within seven (7) days after the ITC Schedule has been agreed to (or, as the case may be, the Accountants have rendered their determination), Acquiror shall pay the Increased Tax Costs and the Gross Up, as set forth on the final ITC Schedule, to the Shareholders’ Representative, and thereafter Acquiror shall have no further obligation to the Pre-Closing Shareholders pursuant to this Section 10.09(d).

(e)           (i) Within sixty (60) days after Final Working Capital has been determined, Acquiror shall provide to the Shareholders’ Representative a statement (the “Allocation Statement”) allocating the Purchase Price and any other items, including liabilities of the Company, Craig Protein Division, Inc. and Agro Griffin Industries de Mexico, that are treated as additional Purchase Price for Tax purposes (collectively, the “Section 338(h)(10) Purchase Price”) among the Company, Craig Protein Division, Inc. and Agro Griffin Industries de Mexico and among the different items of assets of the Company, Craig Protein Division, Inc. and Agro Griffin Industries de Mexico.  (ii) The Shareholders’ Representative shall have thirty (30) days after receipt of the Allocation Statement to notify Acquiror in writing of any objections.  If the Shareholders’ Representative does not object in writing during such thirty (30) day period, the Allocation Statement shall be final and binding on all parties.  If the Shareholders’ Representative objects in writing during such thirty (30) day period, the parties shall cooperate in good faith to reach a mutually agreeable allocation of the Section 338(h)(10) Purchase Price, which allocation shall be binding on all parties.  If the parties are unable to reach an agreement, any disputed items shall be referred to the Accountants for resolution, and the determination of the Accountants shall be final and binding on all parties.  The fees and expenses of the Accountants shall be paid Fifty Percent (50%) by Acquiror and Fifty Percent (50%) by the Shareholders’ Representative.  Any fees and expenses of the Accountants payable by the Shareholders’ Representative shall be paid by a release of funds from the Escrow Fund to Acquiror.  (iii) Acquiror and Pre-Closing Shareholders agree to file all Tax Returns (including IRS Form 8883)  and reports consistent with the foregoing.  If any Taxing Authority disputes the allocation of the Section 338(h)(10) Purchase Price as reflected on the final Allocation Statement, the party receiving notice of the dispute shall promptly notify the other party.

Section 10.10. Tax Covenants.

(a)          (i) The Shareholders’ Representative shall be responsible for preparing the state and federal income Tax Returns of the Company and the Craig Protein Division, Inc. for the taxable periods ending on or before the Closing Date.  Each such Tax Return shall be prepared on a basis consistent with the prior Tax Returns of the Company and the Craig Protein Division, Inc., provided each such Tax Return shall not reflect any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or non-U.S. Law by reason of a change in accounting method.  The Shareholders’ Representative shall provide a copy of any Tax Returns it prepares at least thirty (30) days before they are due, taking into consideration extensions of time to file, for the Acquiror’s review and approval.  The Shareholders’ Representative and Acquiror shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Shareholders’ Representative and Acquiror are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.10(c), which resolution shall be binding on the parties.  (ii) Acquiror shall prepare all Tax Returns of the Company and its Subsidiaries, other than those referred to in Section 10.10(a)(i), for any taxable period that begins on or before the Closing Date and ends after the Closing Date.  (iii) Acquiror shall not, unless otherwise required by applicable Law, prepare an amended income Tax Return for the Company or for the Craig Protein Division, Inc. for a taxable period ending on or before the Closing Date without first obtaining the consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) After the Closing, Acquiror shall promptly notify the Shareholders’ Representative in writing upon commencement of any Tax audit, suit, action or proceeding (each a “Tax Contest”) concerning any Tax that the Pre-Closing Shareholders have indemnified Acquiror and its Affiliates against under Section 10.02.  The Shareholders’ Representative shall have control over such Tax Contests, which shall include, subject to the immediately following sentence, the right to settle, compromise and/or concede any such Tax Contest and the right to employ counsel of their choice at their expense; provided, however, that the Shareholders’

Representative shall keep Acquiror apprised of all material developments relating to any such Tax Contest and shall conduct the defense of such Tax Contest diligently and in good faith.  The Shareholders’ Representative shall not settle, compromise and/or concede a Tax Contest if such settlement, compromise and/or concession would have an adverse impact on Acquiror for any taxable period without the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Any dispute as to any matter covered in this Section 10.10 shall be resolved by the Accountants.  The fees and expenses of the Accountants shall be borne equally by the Shareholders’ Representative, on the one hand, and the Acquiror on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, (i) such Tax Return shall be filed in the manner which the party responsible for such Tax Return deems correct and (ii) upon resolution of such dispute by the Accountants, the parties agree to file amended Tax Returns reflecting such resolution.

ARTICLE XI
Miscellaneous Provisions

Section 11.01. Assignment.  Neither this Agreement nor any of the rights, interests and obligations of the parties hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided, however, that Acquiror and Merger Sub may assign this Agreement and any or all rights, interests or obligations hereunder to any Affiliate of Acquiror, and as collateral to any Person from which it has borrowed money.  Upon any such permitted assignment, the references in this Agreement to Acquiror or Merger Sub, as applicable, shall also apply to any such assignee unless the context otherwise requires.  Subject to the foregoing sentences, this Agreement (and, unless otherwise expressly provided therein, of any document, including the Company Documents, delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment or transfer in violation of this Section 11.01 shall be null and void.

Section 11.02. Third-Party Beneficiaries.  This Agreement shall be binding upon and shall, except for the rights of the Pre-Closing Shareholders and the Shareholders’ Representative, and except for the rights of the Acquiror’s lenders and other debt financing sources under Section 11.10, Section 11.11 and Section 11.13, inure solely to the benefit of each party hereto, and nothing in this Agreement is intended to confer upon any other Person any legal or equitable rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.03. Expenses.  Except as set forth in this Section 11.03, Section 6.05, Section 6.06 or as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the agreements referenced herein, including the fees and expenses of any attorneys, accountants, brokers or other advisors employed or retained by or on behalf of such party.  For the avoidance of doubt, the Company shall pay all Transaction Expenses prior to the Closing.

Section 11.04. Specific Performance.

(a) The Company hereby agrees that irreparable injury to Acquiror would occur in the event that the provisions contained in this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached, for which damages, even if available, would not be an adequate remedy for Acquiror.  It is accordingly agreed that, without prejudice to Acquiror’s rights pursuant to Section 9.01, Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and that Acquiror shall be entitled to enforce specifically the terms and provisions thereof, without bond or other security being required, this being in addition to any other remedy to which it may be entitled at law or in equity.  For the avoidance of doubt, if all of the conditions specified in Sections 7.01 and 7.02 shall have been satisfied or are capable of being satisfied, then Acquiror shall be entitled to an injunction requiring the Company to perform its obligations necessary to consummate the transactions contemplated by this Agreement, including the Closing.  The Company acknowledges that Acquiror may seek a specific performance remedy in lieu of terminating this Agreement even if Acquiror otherwise is entitled to terminate this Agreement.

(b) Acquiror hereby agrees that irreparable injury to the Company would occur in the event that the provisions contained in this Agreement were not performed by Acquiror in accordance with its specific terms or were otherwise breached, for which damages, even if available, would not be an adequate remedy for the Company or its shareholders.  It is accordingly agreed that, without prejudice to the Company’s rights pursuant to Section 9.01, the Company and/or the Shareholders’ Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Acquiror and that the Company and/or the Shareholders’ Representative shall be entitled to enforce specifically the terms and provisions thereof, without bond or other security being required, this being in addition to any other remedy to which it may be entitled at law or in equity.  Acquiror acknowledges that the Company may seek a specific performance remedy in lieu of terminating this Agreement even if the Company otherwise is entitled to terminate this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that the Company shall not be entitled to enforce specifically the obligations of Acquiror to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 7.01 and Section 7.02 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) and the proceeds of the Debt Financing are then available in full pursuant to the Debt Commitment Letter (or such other definitive agreements in respect of the terms and conditions of the Debt Commitment Letter or alternative financing pursuant to Section 6.06(a)).

Section 11.05. Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) five (5) business days following sending by registered or certified mail, postage prepaid; (b) when sent (with written confirmation of transmission), if sent by facsimile; (c) when delivered (with written confirmation of receipt), if delivered personally to the intended recipient; and (d) one (1) business day following sending by overnight delivery via a national courier service (with written confirmation of receipt) and, in each case, addressed to a party at the following address and/or facsimile for such party (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(i)           If to Acquiror and/or Merger Sub:

Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas  75038
Facsimile:  (972) 717-3062
Attention:  General Counsel

with a required copy (that shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suit 300
Dallas, Texas  75201
Facsimile:  (214) 746-7777
Attention:  Mary R. Korby, Esq.

(ii)           If to the Company or after Closing to the Shareholders’ Representative:

Robert A. Griffin
Griffin Industries, Inc.
4221 Alexandria Pike
Cold Spring, Kentucky  41076

with a required copy (that shall not constitute notice) to:

Christopher A. Griffin, Esq.
Griffin Industries, Inc.
4221 Alexandria Pike
Cold Spring, Kentucky  41076

and

Thompson Hine LLP
312 Walnut Street, Suite 1400
Cincinnati, Ohio 45202
Attention:  Louis F. Solimine, Esq.
Facsimile:  (513) 241-4771

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 11.05.

Section 11.06. Interpretation Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) The provisions of the table of contents, descriptive headings of the several articles and sections of this Agreement, the Company Disclosure Letters and the other schedules and Exhibits to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles”, “Sections”,  “Exhibits”, “Company Disclosure Letter,” “Acquiror Disclosure Letter” or “Schedules” shall be deemed to be references to articles or sections hereof or Exhibits or schedules hereto unless otherwise indicated.

(b) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(d) The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.07. Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.08. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered, in person or by exchange via electronic mail (in Adobe Portable Document Format (PDF)) or facsimile with the other parties hereto.

Section 11.09. Integrated Contract; Exhibits/Schedules.  This Agreement, including the Schedules and Exhibits hereto, the Company Documents, the Acquiror Documents, any written amendments to the foregoing satisfying the requirements of Section 11.12 hereof, the Confidentiality Agreement and all other agreements referenced herein, including the Schedules and Exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  There are no restrictions, promises, representations, warranties, agreements or undertakings of either party hereto with respect to the transactions contemplated by this Agreement, the Company Documents, the Acquiror Documents, the Confidentiality Agreement or any other agreement referenced herein other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.

Section 11.10. Governing Law and Waiver of Jury Trial.

(a) This Agreement and any matter based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether for breach of contract, tortious conduct or otherwise), the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith or any actions of or omissions of any party in any way connected with, related to or giving rise to any of the foregoing matters (collectively, the “Covered Matters”) shall be governed by and construed in accordance with the laws, rules and regulations, and judicial and administrative decisions (in each case, both procedural and substantive) of the State of New York (except with respect to those provisions set forth herein in respect of the Merger that are required to be governed by Kentucky Law), without reference to its conflicts of law principles, that if applied might require the application of the laws of another jurisdiction.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE COVERED MATTERS.

Section 11.11. Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any federal or state court located within the State of Ohio, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against Acquiror’s lenders or other financing sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than a state or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 11.12. Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by or on behalf of each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

Section 11.13. Non-Recourse.  Except in the case of actual fraud perpetrated in writing, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, consultant, advisor, agent, attorney or other representative or lender or other debt financing source of Acquiror or its Affiliates shall have any Liability under this Agreement or the Acquiror Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Except in the case of actual fraud perpetrated in writing, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, consultant, advisor, agent, attorney or other representative of the Company or its Affiliates shall have any Liability under this Agreement or the Company Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DARLING INTERNATIONAL INC.

By:	/s/ Randall C. Stuewe
Name:	Randall C. Stuewe
Title:	Chief Executive Officer

DG ACQUISITION CORP.

By:	/s/ Randall C. Stuewe
Name:	Randall C. Stuewe
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

GRIFFIN INDUSTRIES, INC.

By:	/s/ Robert A. Griffin
Name:	Robert A. Griffin
Title:	President and Chief Executive Officer

ROBERT A. GRIFFIN, in his capacity as Shareholders’ Representative

By:	/s/ Robert A. Griffin

[Signature Page to Merger Agreement]